UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended May 31, 2011

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File No. _______________

NIKE, Inc.

(Full title of the plan)

 401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.

(Name of issuer of the securities held pursuant to the plan)

One Bowerman Drive

Beaverton, Oregon 97005

(Address of the plan and address of issuer’s principal executive offices)

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.

Financial Statements and Supplemental Schedules
May 31, 2011 and 2010

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.

Financial Statements and Supplemental Schedule
as of May 31, 2011 and 2010
and for the fiscal year ended May 31, 2011

Table of Contents

Page(s)
Report of Independent Registered Public Accounting Firm	1
Financial Statements
Statements of Net Assets Available for Benefits May 31, 2011 and 2010	2
Statement of Changes in Net Assets Available for Benefits Year Ended May 31, 2011	3
Notes to Financial Statements May 31, 2011 and 2010	4-16
Supplemental Schedules
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year) May 31, 2011	17-38
Schedule H, Line 4i - Schedule of Assets (Acquired an Disposed of Within Year) Year Ended May 31, 2011	39-51

Note: Other schedules required by 29 CFR Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Action of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of
401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the 401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc. (the “Plan”) at May 31, 2011 and 2010, and the changes in net assets available for benefits for the year ended May 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental Schedule of Assets (Held at End of Year) at May 31, 2011, and Schedule of Assets (Acquired and Disposed of Within Year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan's management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Portland, Oregon
November 23, 2011

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Statements of Net Assets Available for Benefits
May 31, 2011 and 2010

	2011	2010

Assets
Investments, at fair value
Collective trust funds	$1,158,430,251	$812,077,347
NIKE, Inc. Class B common stock	441,550,034	366,202,050
Registered investment companies	77,231,534	120,629,547
Corporate and foreign bonds	34,410,762	26,407,895
Interest bearing cash	10,661	53,484
Common and foreign stocks	1,440	18,837,282
Foreign preferred stocks	-	234,286
Total investments	1,711,634,682	1,344,441,891
Receivables
Employer contributions	40,431,957	35,979,389
Notes receivable from participants	22,606,115	22,205,269
Participant contributions	1,648,075	1,447,706
Accrued interest and dividends	810,639	900,346
Due from broker for securities sold	512,849	698,787
Total receivables	66,009,635	61,231,497
Cash	161,055	238,820
Total assets	1,777,805,372	1,405,912,208
Liabilities
Due to broker for securities purchased	924,621	344,607
Accrued expenses	127,521	135,255
Total liabilities	1,052,142	479,862
Net assets available for benefits at fair value	1,776,753,230	1,405,432,346
Adjustment from fair value to contract
value for interest in collective trust relating to fully
benefit-responsive investment contracts	(509,521)	(1,721,632)
Net assets available for benefits	$1,776,243,709	$1,403,710,714

The accompanying notes are an integral part of these financial statements.

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Statements of Changes in Net Assets Available for Benefits
Year Ended May 31, 2011

Additions
Investment income
Net appreciation in fair value of investments	$ 279,464,015
Interest and dividends	9,246,041
Total investment income	288,710,056
Less investment expenses	(437,839)
Net investment income	288,272,217
Interest income on notes receivable from participants	1,091,890
Contributions
Employer, net of forfeitures	75,661,752
Participant	58,947,035
Rollover	3,371,676
Total contributions	137,980,463
Total additions	427,344,570
Deductions
Benefits paid to participants	(53,600,288)
Administrative expenses	(1,211,287)
Total deductions	(54,811,575)
Net increase	372,532,995
Net assets available for benefits
Beginning of year	1,403,710,714
End of year	$ 1,776,243,709

The accompanying notes are an integral part of these financial statements.

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

1.    Description of the Plan

The following description of the 401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc. (the “Plan”) provides only general information.  Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General
The Plan was established to provide for the retirement income requirements of and sharing in Company profits by all employees of NIKE, Inc. (the “Company”) and a retirement savings program for the employees of the Company not covered by a collective bargaining agreement.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.  Administration of the Plan is performed by the Administrative Subcommittee of the Retirement Committee.  The Plan is amended from time to time in order to comply with changes in applicable laws and to make changes in Plan administration.

The Northern Trust Company (“Northern Trust” or the “Trustee”) is the Trustee and Aon Hewitt Associates (“Aon Hewitt” or the “Recordkeeper”) is the Recordkeeper of the Plan's assets.  Selected assets are held in the custody of Charles Schwab & Co. Inc. (“Charles Schwab” or the “Custodian”) and are maintained by the Trustee.  The Plan’s investment decisions are overseen by the Investment Subcommittee of the Retirement Committee.  Members of the Retirement Committee are appointed by the Board of Directors of the Company.

Eligibility
All employees, except those employees who are (1) covered by a collective bargaining agreement, (2) living outside the United States and not covered by the Company expatriate program, (3) working at the Company’s Memphis Apparel Distribution Center, whose employment is established pursuant to the Company’s Seasonal On Call Casual Employee Reserve (“SOCCER”) program, or (4) residing in Puerto Rico and working at the Puerto Rico facility, become eligible to receive profit sharing contributions on the first day of the Plan fiscal year coinciding with or immediately preceding completion of one year of employment with at least 1,000 hours of service.  Employees are eligible to participate in the 401(k) portion of the Plan on the first day of the month following 30 days of employment.

Contributions
Participants may contribute up to 50% of their pre-tax annual compensation to the Plan, subject to annual individual deferral limitations under the Internal Revenue Code (“IRC”).  Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions, as defined.  Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans.  Additionally, the Company will match participant contributions at a rate of 100% of the first 5% of the participant’s total base pay that is contributed to the account.

Prior to May 13, 2011, the Company match contributions related to the Plan's 401(k) feature were invested in NIKE, Inc. Class B common stock and as of June 1, 2001, these match contributions became subject to participant self-direction after the initial investment in Company stock was made to the Plan.  Participants could redeem their shares in Company stock and reinvest the cash into other managed funds.  As of May 13, 2011, the Company match follows participants’ fund selections and NIKE, Inc. Class B common stock is one of the investment choices.  No more than 10% of a participant’s deferral and corresponding match can go into the NIKE stock fund and a participant can only transfer a portion of his or her existing account balance to purchase NIKE

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

stock if the percentage of their account balance invested in NIKE stock is less than or equal to 20 percent.  Transfers out of the NIKE stock fund are permitted at any time.

Under the Plan’s profit sharing features, the Company may make discretionary annual contributions as designated by the Company’s Board of Directors.  However, this amount cannot be greater than the amount allowable as a tax deduction under the IRC.  The annual contributions will be funded no later than the date the Company’s federal income tax return is filed.

Profit sharing contributions are invested in various fixed income and equity funds similar to those offered under the Plan’s 401(k) features.  Investments held by the Plan on behalf of participants related to profit sharing contributions are nonparticipant-directed.  In a nonparticipant–directed program, the Investment Committee, under the guidance of investment managers, directs the specific investments held by the Plan.  See Note 7 for applicable disclosures.  Investments held by the Plan on behalf of participants related to 401(k) contributions are participant-directed.  In a participant-directed program, the individual participant selects the investments for his or her individual account.

Participant Accounts
Separate individual 401(k) and profit sharing accounts are maintained for each participant.  Each participant’s 401(k) account is credited with the participant’s contributions and rollovers, the Company’s matching contributions, Plan expenses and an allocation of the Plan’s investment income or losses based upon the participant’s election of investment options.  Participants direct the investment of their contributions into various investment options offered by the Plan.

An eligible profit sharing participant is entitled to an annual allocation of the employer profit sharing contribution and former participant profit sharing forfeitures after restoration of previously forfeited accounts.  Employer profit sharing contributions and former participant forfeitures are allocated first in the proportion of the participant’s annual compensation to compensation of all participants, up to a maximum of 4% of the compensation of each participant.  Contributions and forfeitures exceeding 4% of all participants’ annual compensation, if any, are allocated in the ratio of each participant’s excess compensation to total excess compensation of all participants, not to exceed 4% of such excess compensation.  Excess compensation is defined as compensation in excess of the social security wage base.  The balance of contributions and forfeitures, if any, is allocated to participants in the ratio of each participant’s annual compensation to the total of all participants’ annual compensation, subject to the IRC Section 415 defined maximum limitations.  Participants do not direct the investment of profit sharing contributions.

Profit sharing investment income or loss and Plan expenses are allocated daily based on a ratio of each participant’s profit sharing account balance to the total profit sharing account balances.

The total benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested 401(k) and profit sharing accounts.

Vesting
Participants in the 401(k) portion of the Plan are immediately vested in their elective, rollover, and Company matching contributions, plus actual earnings thereon.  The Company contributions into the profit sharing portion of the Plan vest at 25% per year after completing two years of service, and vesting increases 25% for each additional year of service until fully vested after five years.  Participants in the profit sharing portion of the Plan become fully vested in the Company’s contributions in the event of total and permanent disability, death, attainment of 65 years of age, or termination of the Plan.

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

Forfeitures
Upon a participant’s termination, the unvested portion of the participant’s profit sharing account is forfeited.  Profit sharing forfeitures may be used to reduce future employer contributions or be allocated back to active participants.  During the year ended May 31, 2011, profit sharing forfeitures of $957,562 were used to reduce employer contributions.  At May 31, 2011 and 2010, accumulated profit sharing forfeitures totaled $913,363 and $775,672, respectively.

Notes Receivable from Participants
Participants may borrow a portion of their elective and rollover contributions by applying to the Administrative Subcommittee.  Participants may borrow from their accounts amounts equal to the lesser of 50% of their vested account balance or $50,000 reduced by the balance of any outstanding loans.  The term of the loan repayments range up to five years for general purpose loans and up to ten years for the purchase of a primary residence.  The loans are secured by the balance in the participant’s account and bear interest at the prime rate plus one percentage point.  Principal and interest are paid ratably through monthly deductions.

Benefit Payments
On termination of service due to death, disability, hardship, resignation, discharge and retirement, a participant is eligible to receive payments in the amount equal to the value of the participant’s vested interest in his or her account.

Vested benefits are distributed to participants in a lump-sum payment upon termination or are transferred to another qualified trust.  Participants with vested benefits greater than $1,000 can elect to receive a distribution or leave their balance in the Plan.  Terminated participants with balances greater than $1,000 may leave their vested benefits in the Plan until reaching the age of 65.  Participants may apply to the Administrative Subcommittee to withdraw their voluntary 401(k) contributions in the event the participant is over age 59-1/2, or the participant has a financial hardship as stipulated in the Plan provisions.  No withdrawals may be made from the unvested portion of the Company’s matching contributions, profit sharing contributions, or earnings thereon.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, the accounts of all participants would become fully vested.  The net assets of the Plan would be distributed among the participants and beneficiaries of the Plan in proportion to their interests after proper allocation of any Plan expenses incurred upon termination.

2.    Significant Accounting Policies

Basis of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting.

Investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  The Plan invests in investment contracts through a collective trust fund.  The Statements of Net Assets Available for Benefits present the fair value of the investment in the collective trust funds as well as the adjustment of the investment in the collective trust funds from fair value to contract value relating to the investment

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

contracts.  The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Recent Accounting Pronouncements and Developments
In January 2010, the Financial Accounting Standards Board (“FASB”) issued updated guidance to improve disclosures regarding fair value measurements.  This update requires entities to (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers and (ii) present separately (i.e., on a gross basis rather than as one net number), information about purchases, sales, issuances and settlements in the roll forward of changes in Level 3 fair value measurements. The update requires fair value disclosures by major class rather than by category of assets and liabilities in the Statements of Net Assets Available for Benefits.  Disclosures regarding the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for assets and liabilities in both Level 2 and Level 3 are also required.  For all portions of the update except the gross presentation of activity in the Level 3 roll forward, this standard is effective for interim and annual reporting periods beginning after December 15, 2009.  For the gross presentation of activity in the Level 3 roll forward, this guidance is effective for fiscal years beginning after December 15, 2010.  See Note 4 for applicable disclosures.

In September 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-25, which stipulates that participant loans should be classified as notes receivable and measured at their unpaid principal balance plus any accrued but unpaid interest for years ending after December 15, 2010 and requires retrospective application to all periods presented.  This amendment was adopted by the Plan for the year ended May 31, 2011 and retrospectively applied to May 31, 2010.  Accordingly, participant loans previously included in investments of the Plan at May 31, 2010 have been reclassified in the Statements of Net Assets Available for Benefits to conform to the current year presentation.  The adoption of this amendment did not change the value of participant loans from the amount previously reported as of May 31, 2010.

Investment Valuation and Income Recognition
Managed funds consist of investments in preferred, common and foreign stock, corporate, preferred, and foreign bonds, collective trust funds, registered investment companies, U.S. government securities and interest bearing cash.  Investments in preferred, common and foreign stocks listed on a national securities exchange and over-the-counter securities are valued at the last reported sale price on the valuation date or, if no sales are reported for that day, the last published sale price.  Bonds are valued based on market values quoted by dealers who are market makers in these securities, by independent pricing services, or by a methodology approved by Northern Trust.  The fair value of the fixed income securities is determined based on valuations provided by an independent pricing service, which uses multiple valuation techniques that incorporates available market information and proprietary valuation models, which consider market characteristics, such as benchmark yield curve, credit spreads, estimated default rates and other security features.  Investments in registered investment companies are stated at net asset value, based upon the fair market value of the underlying securities, as determined or provided by Northern Trust.

Collective trust funds represent investments held in pooled funds.  The investments are contributed from employee benefit plans maintained by more than one employer or a controlled group of corporations that is maintained by a bank, trust company, or similar institution that is regulated, supervised, and subject to periodic examination by a state or federal agency.  The Plan’s interests in the collective trust funds are valued based on information provided by Northern Trust using the net asset value from the audited financial statements of the collective trust funds at year end.  The

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

Plan invests in two collective trust funds (the “Schwab Stable Asset Fund” and the “U.S. Bank Morley Institutional Investors Stable Asset Fund”), which hold fully benefit-responsive investment contracts.  These collective trust funds can be redeemed daily by participants subject to limitations on noncompeting options.  The collective trust funds' trustee reserves the right to delay plan sponsor-initiated redemptions for up to 365 days.  There are no other restrictions on collective trust transactions.

Investments are purchased and sold at the fair value of the underlying investments and receive the interest and dividend earnings of the underlying investments.  Purchases and sales of securities are recorded on a trade date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.  The Plan presents, in the Statement of Changes in Net Assets Available for Benefits, the net appreciation or depreciation in the fair value of its investments, which consist of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Delinquent notes receivable are reclassified as distributions based upon the terms of the Plan document.

Benefits Payable
Benefits are recorded when paid.  Accordingly, benefits payable to persons that have elected to withdraw from the Plan but not yet paid have not been accrued.  At May 31, 2011 and 2010, there were $475,195 and $571,603, respectively, payable to participants.

Expenses
Expenses of administering the Plan and those which are directly related to investment transactions are paid out of the assets of the Plan.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

Risks and Uncertainties
The Plan invests in various investment securities that are exposed to various risks, such as interest rate, market and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities, and thus the net asset value of the funds, will occur in the near term and that such changes could materially affect participant’s account balances and the amount reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.  Market values of investments may decline for a number of reasons, including changes in prevailing market and interest rates, increases in defaults and credit rating downgrades.  The fair values assigned to the investments by the Plan are based upon available information believed to be reliable, which may be affected by conditions in the financial markets.  The Plan may not be able to sell its investments when it desires to do so or to realize what it perceives to be its fair value in the event of a sale.

Subsequent Events
The Plan has evaluated subsequent events and determined that no significant subsequent events have occurred requiring adjustments to the financial statements or disclosures.

3.    Investments

The following presents investments that represent 5% or more of the Plan’s net assets at May 31, 2011:

Participant Directed
NIKE, Inc. Class B Common Stock	$441,550,034
Collective trust funds
Northern Trust Global Investments Collective Daily S&P 500 Equity Index Fund	236,689,807
Northern Trust Bank NA Collective Daily All Country World Exchange Fund	161,526,571
Northern Trust Global Investments Collective Daily Russell 2000 Index Fund	143,241,224
Northern Trust Global Investments Collective Daily Aggregate Bond Index Fund	119,539,339
Schwab Stable Value Fund	101,758,071
Nonparticipant Directed
Collective trust funds
Northern Trust Global Investments Collective Daily S&P 500 Equity Index Fund	117,000,195

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

The following presents investments that represent 5% or more of the Plan’s net assets at May 31, 2010:

Participant Directed
Collective trust funds
Northern Trust Global Investments Collective Daily S&P 500 Equity Index Fund	171,349,075
Northern Trust Bank NA Collective Daily All Country World Exchange Fund	116,414,073
Northern Trust Global Investments Collective Daily Russell 2000 Index Fund	102,926,009
Northern Trust Global Investments Collective Daily Aggregate Bond Index Fund	102,891,608
US Bank Morley Institutional Investors Stable Asset Fund	98,373,232
Nonparticipant Directed
NIKE, Inc. Class B Common Stock	366,202,050
Collective trust funds
Northern Trust Global Investments Collective Daily S&P 500 Equity Index Fund	86,938,923

During the year ended May 31, 2011, all of the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

Collective trust funds	$188,051,660
NIKE, Inc. Class B common stock	63,314,724
Registered investment companies	25,121,165
Corporate bonds	2,493,843
Preferred and common stocks	482,623
$279,464,015

4.    Fair Value Measurement

In determining fair value, the Plan uses a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are described below:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:

●Quoted prices for similar assets or liabilities in active markets;
●Quoted prices for identical or similar assets or liabilities in inactive markets;
●Inputs, other than quoted prices, that are observable for the asset or liability;
●Inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The valuation methods described in Note 2 may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.  There have been no changes in the methodologies used at May 31, 2011 and 2010.

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

    The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of May 31, 2011 and 2010:

	Assets at Fair Value at May 31, 2011
	Level 1	Level 2	Level 3	Total

Collective trust funds
Equity index funds	$-	$541,457,600	$-	$541,457,600
Common stock funds	-	265,058,142	-	265,058,142
Other fixed income funds	-	217,731,383	-	217,731,383
Real estate funds	-	28,487,838	-	28,487,838
Stable value funds	-	101,758,071	-	101,758,071
Other short term investment funds	-	3,937,217	-	3,937,217
Total collective trust funds	-	1,158,430,251	-	1,158,430,251
Common and foreign stocks
Consumer discretionary	441,550,034	-	-	441,550,034
Information technology	1,440	-	-	1,440
Total common and foreign stocks	441,551,474	-	-	441,551,474
Registered investment companies
Commodity funds	36,603,288	-	-	36,603,288
Equity funds	29,794,322	-	-	29,794,322
Bond funds	6,855,612	-	-	6,855,612
Short term funds	3,391,407	-	-	3,391,407
Real estate funds	586,905	-	-	586,905
Total registered investment companies	77,231,534	-	-	77,231,534
Corporate and foreign bonds	-	34,410,762	-	34,410,762
Interest bearing cash	10,661	-	-	10,661
Total assets at fair value	$518,793,669	$1,192,841,013	$-	$1,711,634,682

    Level 3 Gains and Losses

The following table sets forth a summary of changes in the fair value of the Plan's level 3 assets for the year ended May 31, 2011:

Collective
Trust Funds

Balance at beginning of year	$100,094,864
Purchases, sales, issuances and
settlements, net	(100,094,864)
Balance at end of year	$-

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

	Assets at Fair Value as of May 31, 2010
	Level 1	Level 2	Level 3	Total

Collective trust funds
Equity index funds	$-	$390,689,158	$-	$390,689,158
Other fixed income funds	-	184,345,239	-	184,345,239
Common stock funds	-	131,638,310	-	131,638,310
Stable value funds	-	-	100,094,864	100,094,864
Other short term investment funds	-	5,309,776	-	5,309,776
Total collective trust funds	-	711,982,483	100,094,864	812,077,347
Common and foreign stocks
Consumer discretionary	368,519,239	-	-	368,519,239
Telecommunication services	3,352,782	-	-	3,352,782
Financials	2,998,887	-	-	2,998,887
Information technology	2,942,104	-	-	2,942,104
Healthcare	2,644,337	-	-	2,644,337
Consumer staples	1,988,268	-	-	1,988,268
Energy	1,001,569	-	-	1,001,569
Materials	676,863	-	-	676,863
Industrials	547,303	-	-	547,303
Utilities	367,980	-	-	367,980
Total common and foreign stocks	385,039,332	-	-	385,039,332
Registered investment companies
Equity funds	22,271,468	62,995,940	-	85,267,408
Commodity funds	27,151,996	-	-	27,151,996
Bond funds	4,356,140	-	-	4,356,140
Short term funds	3,426,862	-	-	3,426,862
Real estate funds	427,141	-	-	427,141
Total registered investment companies	57,633,607	62,995,940	-	120,629,547
Corporate and foreign bonds	-	26,407,895	-	26,407,895
Foreign preferred stocks
Telecommunication services	155,701	-	-	155,701
Financials	78,585	-	-	78,585
Total foreign preferred stocks	234,286	-	-	234,286
Interest bearing cash	53,484	-	-	53,484
Total assets at fair value	$442,960,709	$801,386,318	$100,094,864	$1,344,441,891

Level 3 Gains and Losses

The following table sets forth a summary of changes in the fair value of the Plan's level 3 assets for the year ended May 31, 2010:

Collective
Trust Funds

Balance at beginning of year	$126,783,978
Realized gains	12,244,948
Unrealized losses	(5,242,814)
Purchases, sales, issuances and
settlements, net	(33,691,248)
Balance at end of year	$100,094,864

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

The U.S. Bank Morley Stable Value Fund was sold by the Plan on June 15, 2010 and represented the remaining participant directed investments in this fund.

5.    Party-in-Interest Transactions

The Plan’s investments represent funds invested in, or maintained by, Northern Trust and Charles Schwab.  Northern Trust is the Trustee of the Plan assets and Charles Schwab is the Custodian of selected assets and, therefore, these investments represent exempt party-in-interest transactions.

Certain Plan investments are shares of Company common stock.  For the year ended May 31, 2011 and 2010, the Plan purchased 487,467 and 550,321 shares of NIKE, Inc. Class B common stock, respectively, at a cost of $37,812,303 and $34,399,142, respectively.  For the same years ended, the Plan sold 280,767 and 487,511 shares of NIKE, Inc. Class B common stock, respectively, at a cost of $20,392,865 and $27,882,644, respectively.  At May 31, 2011 and 2010, the Plan held $441,550,034 (5,228,538 shares) and $366,202,050 (5,059,437 shares), respectively, of NIKE, Inc. Class B common stock.

6.    Plan Tax Status

The Internal Revenue Service (“IRS”) has determined and informed the Company by letter dated January 16, 2008 that the Plan is designed in accordance with applicable sections of the IRC.  Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS.  The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of May 31, 2011, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions within the United States of America; however, there are currently no audits for any tax periods in progress.  The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

7.    Nonparticipant Directed Investments

     Information about the net assets at May 31 and the significant components of the changes in net assets for the year ended may 31 relating to the nonparticipant directed investments is as follows:

	2011	2010

Net Assets

Collective trust funds	$395,270,739	$217,771,230
Employer receivable	39,457,316	35,979,389
Registered investment companies	36,484,419	90,056,053
Corporate and foreign bonds	34,410,762	26,407,895
Accrued interest and dividends	807,393	886,206
Cash	36,116	231,610
Interest bearing cash	10,661	761
Common and foreign stocks	1,440	18,837,282
Foreign preferred stocks	-	234,286
NIKE, Inc. Class B common stock	-	366,202,050
Due from broker for securities sold	-	698,787
Due to broker for securities purchased	(509,141)	(344,607)
Accrued expenses	(60,374)	(65,279)
Total net assets	$505,909,331	$756,895,663

Year Ended
May 31, 2011

Changes in net assets
Net appreciation in fair value of investments	$90,038,051
Employer contributions	40,085,592
Interest and dividends	2,734,099
Transfers to participant directed funds	(672,420)
Administrative and investment expenses	(724,902)
Benefits paid to participants	(15,002,757)
Transfer of NIKE, Inc. Class B common stock to participant directed funds	(367,443,995)
$(250,986,332)

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Notes to Financial Statements
May 31, 2011 and 2010

8.    Reconciliation of Financial Statements to Form 5500

     The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 at May 31, 2011 and 2010:

	2011	2010

Net assets available for benefits per the
financial statements	$1,776,243,709	$1,403,710,714
Benefits payable	(475,195)	(571,603)
Loans deemed to be distributions
for financial reporting purposes	(543,706)	(436,145)
Adjustment from fair value to contract value for interest in collective trust relating to fully
benefit-responsive investment contracts	509,521	1,721,632
Net assets available for benefits per Form 5500	$1,775,734,329	$1,404,424,598

    The following is a reconciiation of the net increase in net assets available for benefits per the financial statements to the Form 5500 at May 31, 2011:

Net increase in net assets per the financial statements	$372,532,995
Benefits payable at May 31, 2011	(475,195)
Benefits payable at May 31, 2010	571,603
Loans deemed to be distributions for financial reporting purposes at May 31, 2011	(543,706)
Loans deemed to be distributions for financial reporting purposes at May 31, 2010	436,145
Adjustment from fair value to contract value for interest in collective trust
at May 31, 2011	509,521
Adjustment from fair value to contract value for interest in collective trust
at May 31, 2010	(1,721,632)
Net increase in net assets per Form 5500	$371,309,731

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

			(c)	(c)
	(b)		Rate	Date of		(c)		(e)
	Identity of Issuer, Borrower,	(c)	of	Maturity		Par	(d)	Current
(a)	Lessor or Similar Party	Description of Investment	Interest	Year	Month	Value	Cost (1)	Value

	Participant Directed
	1st Eagle Funds Inc	Registered investment company						$5,142
	1st Eagle Funds Overseas Fund	Registered investment company						133,215
	1st Eagle Sogen Funds Global Fund	Registered investment company						215,416
	1st Eagle Sogen Funds Gold Fund	Registered investment company						24,164
	3rd Avenue Tr Intl Value Fund	Registered investment company						69,264
	3rd Avenue Tr Real Estate Value Fund	Registered investment company						91,609
	Aberdeen Emerging Markets Fund	Registered investment company						12,236
	Aberdeen Intl Equity Fund	Registered investment company						59,806
	Aberdeen Global Nat Res Fund	Registered investment company						15,553
	Advantage Funds Dreyfus Global Absolute	Registered investment company						14,141
	Advisors Inner Circle Fund Acadian Emerging Mkts Inst Fund	Registered investment company						53,940
	Advisors Inner Circle Fund Cambiar Aggressive Value	Registered investment company						9,853
	Advisors Inner Circle Fund Cambiar Small Cap	Registered investment company						17,341
	Advisors Inner Circle Fund II Inc New Champlain Small Co Fund	Registered investment company						13,696
	Advisors Inner Circle Fund II Frost Div Value Equity Fund	Registered investment company						12,768
	Aim Sector Funds Invesco Van Kampen CL Y	Registered investment company						6,835
	Aim Sector Funds Invesco Van Kampen Small Cap	Registered investment company						8,859
	Alger Fund Cap Apprec CL A	Registered investment company						29,495
	Alliance Bernstein Growth & Inc Fund	Registered investment company						13,552
	Allianz Fds NFJ Dividend Value Fund	Registered investment company						54,081
	Allianz Funds RCM Wellness Fund	Registered investment company						59,511
	Allianz Funds AGIC Pac Rim Fund	Registered investment company						14,757
	Alpine Equity Tr International Real Estate Equity Fund	Registered investment company						11,167
	Alpine Ser Tr Dynamic Innovators Fund	Registered investment company						1,725
	Amana Mutual Fund Tr Growth Fund	Registered investment company						146,506
	Amana Mutual Fund Tr Income Fund	Registered investment company						54,072
	American AMCAP Fund	Registered investment company						18,759
	American Beacon Funds Large Cap Value Fund	Registered investment company						48,756
	American Beacon Funds Small Cap Value Fund	Registered investment company						26,634
	American Cap World Growth & Inc Fund	Registered investment company						3,839
	American Century 20th Century Growth Fund	Registered investment company						224,666
	American Century Cap Portfolios Inc Value Fund	Registered investment company						16,341
	American Century Cap Portfolio Inc Equity Income Fund	Registered investment company						239,002
	American Century Cap Portfolio Inc Mid Cap Value Fund	Registered investment company						52,448
	American Century Cap Portfolio Inc Real Estate Fund	Registered investment company						4,742
	American Century Govt Inc Tr Benham Adj Rate	Registered investment company						45,798
	American Century Govt Inc Tr Benham	Registered investment company						131,482
	American Century Govt Inc Tr Inflation-adjusted Bd Fund	Registered investment company						76,031
	American Century Govt Inc Tr Ginnie Mae Fund	Registered investment company						4,117
	American Century Intl Bond Fund	Registered investment company						14,440

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	American Century Mut Fund Inc Heritage Fund	Registered investment company					63,541
	American Century Mutual Funds Inc Cap Value	Registered investment company					51,042
	American Century Quantitative Equity Growth Fund	Registered investment company					110,466
	American Century Quantitative Equity Utils Fund	Registered investment company					59,502
	American Century World Mutual Fund Inc 20th Centy Intl Discovery Fund	Registered investment company					24,280
	American Century World Mutual Fund Inc 20th Centy Intl Growth Fund	Registered investment company					94,843
	American Independence Funds Tr Absolute Return	Registered investment company					14,637
	Ariel Fund	Registered investment company					21,546
	Ariel Growth Appreciation Fund	Registered investment company					63,329
	Artio Global Invt Funds International Equity Fund	Registered investment company					53,361
	Artio Global Invt Funds International Equity Fund II	Registered investment company					49,557
	Artisan Funds Global Value	Registered investment company					329
	Artisan Funds Inc International Value Fund	Registered investment company					6,731
	Artisan Funds Inc International Fund	Registered investment company					239,763
	Artisan Funds Inc International Small Cap Fund	Registered investment company					11,998
	Artisan Funds Mid Cap Fund	Registered investment company					195,250
	Artisan Funds Mid Cap Value Fund	Registered investment company					33,691
	Aston Funds for future issues - Fairpointe Mid Cap Fund	Registered investment company					36,324
	Aston Funds for future issues - Montag Caldwell Growth Fund	Registered investment company					12,347
	Aston Funds for future issues - Veredus Aggressive Growth Fund	Registered investment company					24,483
	Baron Ast Fund Growth Fund	Registered investment company					276,167
	Baron Ast Fund Small Cap Fund	Registered investment company					115,344
	Baron Invt Funds Tr Opportunity Fund	Registered investment company					2,656
	Baron Partners Fund	Registered investment company					111,504
	Blackrock Equity Dividend Fund	Registered investment company					32,280
	Blackrock Funds II US Opportunities Portfolio	Registered investment company					36,041
	Blackrock Funds Intl Opportunities Portfolio	Registered investment company					58,853
	Blackrock Funds Intl Bond Portfolio	Registered investment company					11,268
	Blackrock Global Allocation Fund	Registered investment company					56,575
	Blackrock Global Emerging Markets-A	Registered investment company					32,822
	Blackrock Nat Res Tr CL A	Registered investment company					3,870
	Blair William Mutual Funds Small Cap Growth Fund	Registered investment company					48,396
	Blair William Mutual Funds Small Mid-Cap Growth Fund	Registered investment company					15,256
	Bny Mellon Funds Tr Small Cap Stk Fund	Registered investment company					1,296
	Brandywine Fund Inc Com Open End	Registered investment company					1,404
	Bridgeway Fund Aggressive Fund	Registered investment company					9,952
	Brown Cap Mgmt Small Co Fund	Registered investment company					9,162

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Buffalo Hi Yield Fund	Registered investment company					5,632
	Buffalo Funds Mid Cap Fund	Registered investment company					16,688
	Buffalo Funds Science & Technology Fund	Registered investment company					28,331
	Buffalo Small Cap Fund	Registered investment company					39,502
	Calamos Invt Tr New Growth Fund	Registered investment company					48,708
	Calamos Invt Tr New Intl Growth Fund	Registered investment company					16,877
	CGM Focus Fund	Registered investment company					216,098
	CGM Tr Realty Fund	Registered investment company					192,952
	Clipper Fund	Registered investment company					26,199
	Cohen & Steers Intl Rlty Shs Fund	Registered investment company					13,066
	Cohen & Steers Rlty Shs Inc Com Fund	Registered investment company					276,057
	Columbia Acorn Tr Fund	Registered investment company					10,687
	Columbia Funds Ser Tr Emerging Markets	Registered investment company					31,885
	Columbia Funds Ser Tr Energy & Nat Res	Registered investment company					81,778
	Columbia Funds Ser Tr Strategic Investor	Registered investment company					18,633
	Columbia Funds Ser Tr Value & Restructuring CL A	Registered investment company					74,542
	Columbia Funds Ser Tr Value & Restructuring CL Z	Registered investment company					312,603
	Columbia Funds Ser Tr Marsico 21st Century Fund	Registered investment company					87,951
	Columbia Funds Ser Tr Mid Cap Value	Registered investment company					15,237
	Conestoga Funds Small Cap Fund	Registered investment company					19,078
	CRM Mid Cap Value Fund	Registered investment company					24,476
	CRM Small/Mid Cap Value Fund	Registered investment company					13,182
	Davis NY Venture Fund	Registered investment company					114,323
	Delaware Pooled Tr Diversified Income Fund	Registered investment company					10,266
	DFA Invt Dimensions Group US Micro Cap Fund	Registered investment company					11,125
	Diamond Hill Small Cap Fund	Registered investment company					10,514

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Direxion Funds Latin America Bull	Registered investment company					4,187
	Direxion Funds Commodity Bull 2x	Registered investment company					1,738
	Direxion Funds 10 Year Note Bull 2.5x Fund	Registered investment company					905
	Dodge & Cox Balanced Fund	Registered investment company					280,501
	Dodge & Cox Inc Fund	Registered investment company					143,674
	Dodge & Cox International Stock Fund	Registered investment company					202,291
	Dodge & Cox Stock Fund	Registered investment company					139,280
	Domini Social Index Fund	Registered investment company					5,549
	Doubleline Total Return Bond - N	Registered investment company					5,378
	Doubleline Total Return Bond - I	Registered investment company					10,412
	Dreman Contrarian Fund Small Cap Value	Registered investment company					37,913
	Dreyfus Appreciation Fund	Registered investment company					52,742
	Dreyfus Emerging Markets Fund Cl A	Registered investment company					9,488
	Dreyfus Emerging Markets Growth Fund	Registered investment company					51,576
	Dreyfus Fund Inc	Registered investment company					8,657
	Dreyfus Greater China Fund Cl A	Registered investment company					15,201
	Dreyfus Index Funds Small Cap Stock Fund	Registered investment company					96,204
	Dreyfus Invt Grade Funds	Registered investment company					4,637
	Dreyfus Midcap Index Fund	Registered investment company					16,822
	Dreyfus Midcap Growth Fund	Registered investment company					14,754
	Dreyfus Opportunistic Mid Cap Value	Registered investment company					19,142
	Driehaus Mutual Fund International Discovery Fund	Registered investment company					20,235
	Dundeewealth Funds Dynamic Gold & Precious Metals	Registered investment company					15,433
	DWS Equity Tr Alternative Asset Allocation Plus Fund	Registered investment company					85,756
	DWS Mut Funds Gold & Precious Metals	Registered investment company					97,811
	Eagle Small Cap Growth Fund	Registered investment company					20,023
	Eaton Vance Inc Fund Bstn Inc	Registered investment company					71,901
	Eaton Vance Mutual Funds Tr Fltg rate Fund	Registered investment company					55,285
	Eaton Vance Mutual Funds Tr Fltg rate Fund CL A	Registered investment company					24,056
	Eaton Vance Mutual Funds Tr Strategic Inc Fund	Registered investment company					85,112
	Eaton Vance Parametric Structured Emerging Markets	Registered investment company					47,259
	Eaton Vance Parametric Tax-managed Emerging Markets	Registered investment company					50,551
	Eaton Vance Spl Invt Tr Greater India Fund	Registered investment company					12,534
	Europac Growth Fund CL F-1	Registered investment company					18,875
	Europac Growth Fund CL R-4	Registered investment company					79,691
	Europac Growth Fund CL R-5	Registered investment company					86,093
	Fairholme Income Fund	Registered investment company					568,151
	FBR Funds Gas Util Index Fund	Registered investment company					9,361
	FBR Funds Small Cap Finl Fund	Registered investment company					5,527
	FBR Focus Fund	Registered investment company					29,373
	Federated Income Secs Tr Short-term Income Fund	Registered investment company					57,788
	Federated Prudent Bear Fund	Registered investment company					15,188

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Federated Total Return Sers Inc Bond Fund	Registered investment company					141,474
	Fedt Equity Funds Cap Appreciation Fund	Registered investment company					66,763
	Fidelity Advisor Ser II Fltg Rate High Inc Fund	Registered investment company					261,408
	Fidelity Advisor Ser VIII Emerging Asia Fund	Registered investment company					57,978
	Fidelity Cap & Income Fund	Registered investment company					59,119
	Fidelity China Region Fund	Registered investment company					26,116
	Fidelity Commonwealth Tr Small Cap Fund	Registered investment company					27,345
	Fidelity Concord Str Tr Spartan Intl Index Fund	Registered investment company					4,600
	Fidelity Concord Str Tr Spartan Short term Treas Bd Index	Registered investment company					253,742
	Fidelity Finl Tr Conv Sec Fund	Registered investment company					3,420
	Fidelity Diversified Intl Fund	Registered investment company					9,010
	Fidelity Invt Tr Canada Fund	Registered investment company					47,049
	Fidelity Contra Fund	Registered investment company					101,746
	Fidelity Equity Income Real Estate Invt Portfolio	Registered investment company					26,664
	Fidelity Fixed Income Tr Spartan Hi Inc Fund	Registered investment company					41,329
	Fidelity DVD Growth Fund	Registered investment company					34,871
	Fidelity Hastings Str Tr Growth Fund	Registered investment company					35,098
	Fidelity Invt Tr New Markets Income Fund	Registered investment company					56,303
	Fidelity Invt Tr Worldwide Fund	Registered investment company					20,801
	Fidelity Low priced stock Fund	Registered investment company					40,152
	Fidelity New Latin America Fund	Registered investment company					60,865
	Fidelity OTC Portfolio Open End Fund	Registered investment company					27,490
	Fidelity Secs Fund Leveraged Co Stock Fund	Registered investment company					3,881
	Fidelity Select Portfolios Defense & Aerospace	Registered investment company					21,385
	Fidelity Small Cap Stock Fund	Registered investment company					29,250
	Fidelity Value Fund	Registered investment company					100,656
	Firsthand Funds Tech Leaders Fund	Registered investment company					3,607
	Firsthand Funds Technology Opportunities Fund	Registered investment company					1,019
	Firsthand Funds Technology Value Fund	Registered investment company					269
	Fleming Cap Mut Fund Group JP Morgan MidCap Value Fund	Registered investment company					7,075
	FMI Common Stk Fund	Registered investment company					13,236
	FMI Funds Inc	Registered investment company					172,850
	FMI Funds Inc Focus Fund	Registered investment company					4,731
	Forum Funds Merk Hard Currency	Registered investment company					81,542
	FPA Funds Tr FPA Crescent Portfolio	Registered investment company					32,343
	FPA New Income Inc Com	Registered investment company					2,621
	Franklin Templeton Global Tr Hard Currency Fund	Registered investment company					18,341
	Franklin Invs Secs Tr Fltg Rate Daily Access	Registered investment company					15,123
	Franklin Strategic Ser Nat Res Fund	Registered investment company					32,939
	Franklin Value Invs Tr Small Cap Value Fund	Registered investment company					164,803

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Franklin Growth Fund	Registered investment company					4,366
	Gabelli Ast Fund Sh Ben Int Fund	Registered investment company					49,851
	Gabelli Equity Inc Fund	Registered investment company					126,926
	Gabelli Small Cap Growth Fund	Registered investment company					84,980
	Gamco Global Ser Funds	Registered investment company					8,158
	Gamco Gold Fund	Registered investment company					55,332
	Gamco Westwood Funds Balanced	Registered investment company					34,939
	Gamco Westwood Funds Mighty Mites Fund	Registered investment company					45,526
	Goldman Sachs Tr Mid Cap Equity Fund Class A	Registered investment company					37,095
	Goldman Sachs Tr Mid Cap Equity Fund Instl Shs	Registered investment company					12,279
	Goldman Sachs Tr Emerging Markets Equity Fund	Registered investment company					17,720
	Greenspring Fund	Registered investment company					4,334
	Growth Fund America Inc CL F-1	Registered investment company					22,611
	Growth Fund America Inc CL R-4	Registered investment company					67,789
	Growth Fund America Inc CL R-5	Registered investment company					78,967
	Guinness Atkinson Funds China & Hong Kong	Registered investment company					45,180
	Guinness Atkinson Funds Alternative Energy	Registered investment company					19,140
	Guinness Atkinson Funds Global Energy	Registered investment company					17,379
	Harbor Fund Intl Fund	Registered investment company					178,115
	Harbor Fund Bd Fund	Registered investment company					53,309
	Harbor Fund Cap Appreciation Fund	Registered investment company					9,305
	Harding Loevner Fds Inc Emerging Markets Growth Fund	Registered investment company					31,598
	Harris Assoc Invt Tr Oakmark Intl Small Cap Fund	Registered investment company					14,563
	Hartford Mutual Fund Inc for future issues Cap Appreciation	Registered investment company					52,475
	Hartford Mutual Fund Inc for future issues Mid Cap	Registered investment company					88,074
	Heartland Group Inc Select Value Fund	Registered investment company					39,849
	Heartland Group Inc Value Plus Fund	Registered investment company					77,569
	Henderson Global Intl Opportunities Fund	Registered investment company					19,066
	Hennessy Mutual Funds Inc Focus Fund	Registered investment company					98,082

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Holland Series Fund Inc Balanced Fund	Registered investment company					196
	Hotchkis & Wiley Small Cap Value Fund	Registered investment company					20,958
	Hussman Strategic Growth Fund	Registered investment company					124,112
	Hussman Strategic Total Return Fund	Registered investment company					20,447
	Icon Funds Intl Equity Fund	Registered investment company					4,961
	Icon Funds Energy Fund	Registered investment company					294,127
	Icon Funds Finl Fund	Registered investment company					7,337
	Icon Funds Industrials Fund	Registered investment company					3,852
	Icon Funds Information Tech Fund	Registered investment company					23,325
	Icon Funds Materials Fund	Registered investment company					1,305
	Ing Global Real Estate Fund	Registered investment company					13,777
	Ing Mutual Funds for future issues: Global Nat Resources	Registered investment company					4,080
	Ing Mutual Funds Global BOnd Fund	Registered investment company					3,548
	Intech Risk-managed Core Fund	Registered investment company					54,125
	International Fund	Registered investment company					556,694
	International Growth & Income Fund	Registered investment company					4,618
	Intrepid Cap Mgmt Funds Small Cap	Registered investment company					9,989
	Invesco Charter Fund	Registered investment company					61,078
	Invesco Diversified Dividend Fund	Registered investment company					18,301
	Invesco Leisure Fund	Registered investment company					7,273
	Invesco Technology Fund	Registered investment company					2,616
	Ivy Fund Global Nat Res Fund	Registered investment company					131,493
	Ivy Funds Inc Asset Strategy Fund CL A	Registered investment company					146,199
	Ivy Funds Inc Asset Strategy Fund CL Y	Registered investment company					28,273
	James Advantage Funds Balanced Golden Rainbow Fund	Registered investment company					3,658
	Janus Contrarian Fund	Registered investment company					115,627
	Janus Growth & Income Fund	Registered investment company					121,630
	Janus Invt Fund Balanced Fund	Registered investment company					169,719
	Janus Invt Fund Enterprise Fund	Registered investment company					120,614
	Janus Invt Fund Flexible Bond	Registered investment company					20,621
	Janus Invt Fund Global Research Fund	Registered investment company					7,691
	Janus Invt Fund Global Select Fund	Registered investment company					100,055
	Janus Invt Fund Global Tech Fund	Registered investment company					23,411
	Janus Invt Fund High-yield Fund	Registered investment company					33,875
	Janus Invt Fund Overseas Fund	Registered investment company					354,302

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Janus Invt Fund Triton Fund	Registered investment company					90,703
	Janus Research Fund	Registered investment company					268,485
	Janus Invt Fund Short term Bond Fund	Registered investment company					1,303
	Jensen Portfolio Inc Fund Cl J	Registered investment company					459,981
	John Hancock Classic Value	Registered investment company					31,920
	John Hancock Disciplined Value Fund	Registered investment company					131,347
	John Hancock Funds III US Core	Registered investment company					36,151
	John Hancock Strategic Ser Inc Fund	Registered investment company					12,295
	JP Morgan Tr US Equity Fund	Registered investment company					40,141
	Kalmar Pooled Invt Tr Small Cap	Registered investment company					42,365
	Keeley Small Cap Value Fund	Registered investment company					94,068
	Kinetics Mut Funds Inc Small Cap Opportunities Fund	Registered investment company					14,632
	Kinetics New Paradigm Fund	Registered investment company					47,644
	Large Cap Value	Registered investment company					136,352
	Laudus Tr Growth Large Cap Growth Fund	Registered investment company					65,619
	Laudus Tr Mondrian Intl Fixed Income	Registered investment company					8,836
	Lazard Funds Inc Emerging Markets Fund	Registered investment company					153,529
	Lazard Funds Inc Intl Small Cap Fund	Registered investment company					2,376
	Legg Mason Partners Clearbridge Large Cap Value Fund	Registered investment company					41,424
	Loomis Sayles Bond Fund	Registered investment company					344,925
	Loomis Sayles Funds II	Registered investment company					35,556
	Loomis Sayles Invt Trust Fund	Registered investment company					14,489
	Loomis Sayles Invt Tr Small Cap Value Fund	Registered investment company					34,716
	Loomis Sayles Invt Tr Global Bond Fund	Registered investment company					7,752
	Mainstay ICAP International	Registered investment company					31,484
	Mainstay ICAP Select Equity	Registered investment company					21,956
	Managers Fund Inter Duration Govt Fund	Registered investment company					10,460
	Managers Funds Pimco Bond Fund	Registered investment company					52,852
	Manning & Napier Fund Inc New Equity Ser Fund	Registered investment company					9,176
	Manning & Napier Fund New World Opportunities	Registered investment company					187,379

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Manning & Napier Fund Inc New Pro Blend Conservative	Registered investment company					4,697
	Marisco Invt Fund Flexible Cap Fund	Registered investment company					9,942
	Marisco Invt Fund Focus Fund	Registered investment company					187,301
	Marsico Invt Growth Fund	Registered investment company					10,950
	Marsico Invt Fund 21st Century Fund	Registered investment company					292,342
	Matthews International Funds Asian Growth	Registered investment company					3,175
	Matthews International Funds Asian Growth & Income	Registered investment company					220,503
	Matthews Asian Funds Asia Small Cos	Registered investment company					3,635
	Matthews Intl Funds Asian Sci & Technology	Registered investment company					6,400
	Matthews International Funds Asian Technology Fund	Registered investment company					48,135
	Matthews International Funds China Fund	Registered investment company					184,462
	Matthews International Funds Pac Tiger Fund	Registered investment company					119,637
	Matthews International Funds India Fund	Registered investment company					79,569
	Matthews Korea Fund	Registered investment company					3,049
	Merger Sh Ben Int	Registered investment company					4,067
	Meridian Fund Inc Com Open End Fund	Registered investment company					241,410
	Meridian Fund Inc Value Fund	Registered investment company					71,152
	Metropolitan West Funds High Yield Bond Fund	Registered investment company					34,026
	Metropolitan West Funds Total Return Bond Fund	Registered investment company					185,157
	MFS Emerging Markets Debt Fund CL 1	Registered investment company					12,395
	MFS Ser Tr Emerging Markets Debt Fund	Registered investment company					149,056
	MFS Utils Fund	Registered investment company					14,593
	Morgan Stanley Institutional Mid Cap Growth	Registered investment company					103,154
	Motley Fool Independence Fund	Registered investment company					15,376
	Motley Fool Tr Great America Fund	Registered investment company					24,154
	Mutual Global Discovery Fund	Registered investment company					145,178
	Mutuals Com Vice Fund	Registered investment company					993
	Needham Funds Income Growth Fund	Registered investment company					161,082
	Needham Funds Small Cap Growth Fund	Registered investment company					26,385
	Neuberger & Berman Equity Funds Genesis Fund	Registered investment company					48,449
	Neuberger & Berman Partners Equity Fund	Registered investment company					4,148
	Neuberger Berman Equity Funds Real Estate Fund	Registered investment company					15,036
	Neuberger Berman Equity Funds Small Cap Growth Fund	Registered investment company					189,925
	Northern Funds Global Fixed Income Fund	Registered investment company					1,619

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Northern Funds Small Cap Value Fund	Registered investment company					29,699
	Northern Lts Tr Southern Sun Small Cap	Registered investment company					1,631
	Northern Lts Tr Astor Long/Short ETF	Registered investment company					30,518
	Northern Multi-manager Mid Cap Fund	Registered investment company					19,758
	Nuveen Invt Funds Real Estate	Registered investment company					47,020
	Nuveen Invt Funds Inc Small Cap	Registered investment company					5,554
	Nuveen Invt Tr II Tradewinds Global Res Fund	Registered investment company					6,153
	Oakmark Equity & Inc Fund	Registered investment company					550,538
	Oakmark Fund	Registered investment company					109,043
	Oakmark Global Fund	Registered investment company					89,116
	Oakmark International Fund Open End Fund	Registered investment company					325,778
	Oakmark Select Fund	Registered investment company					119,557
	Oberweis Funds China Oppty Fund	Registered investment company					82,866
	Old Mut Advisor Funds II Barrow Hanley/Value	Registered investment company					15,311
	Oppenheimer Developing Markets Cl A	Registered investment company					123,092
	Oppenheimer Developing Markets Cl Y	Registered investment company					20,268
	Oppenheimer Gold & Spl Minerals	Registered investment company					51,907
	Oppenheimer Intl Bond Fund CL A	Registered investment company					17,112
	Oppenheimer Intl Bond Fund CL Y	Registered investment company					69,876
	Oppenheimer Quest for Value Fund	Registered investment company					157,379
	Overseas Fund CL S	Registered investment company					18,791
	Paradigm Funds Value	Registered investment company					10,120
	Parnassus Fund	Registered investment company					10,611
	Parnassus Fund Small Cap	Registered investment company					51,047
	Parnassus Inc Tr Eqty Inc Fund	Registered investment company					271,492
	Parnassus Workplace Fund	Registered investment company					1,217
	Pax World Balanced Fund	Registered investment company					3,553
	Payden & Rygel Invt Group Metzler/Payden Eur	Registered investment company					9,219
	Payden & Rygel Invt Group Emerging Markets Bond Fund	Registered investment company					4,738
	Payden & Rygel Invt Group GNMA Fund	Registered investment company					51,856
	Perkins Mid Cap Value	Registered investment company					287,695
	Perkins S/C Value Fund	Registered investment company					12,355
	Perm Portfolio Fund	Registered investment company					319,282
	Perritt Micro Cap Opportunities Fund	Registered investment company					14,094
	Pimco Funds Developing Loc Mkt Fund	Registered investment company					5,463
	Pimco Equity Ser Pathfinder Fund	Registered investment company					109
	Pimco Funds Emerging Local Bond Fund	Registered investment company					48,993
	Pimco Funds Global Multi-Ast Fund	Registered investment company					272,830
	Pimco Funds Global Multi-Asset Instl Cl	Registered investment company					184,826

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Pimco Funds Pac Invt Mgmt Ser Commodity Real Ret Fund	Registered investment company					29,814
	Pimco Funds Pac Invt Mgmt Ser Emerging Markets Bond Fund	Registered investment company					63,282
	Pimco Funds Pac Invt Mgmt Ser For Future Issues	Registered investment company					55,369
	Pimco Funds Pac Invt Mgmt Ser For Future Issues All Auth CL D	Registered investment company					213,559
	Pimco Funds Pac Invt Mgmt Ser For Future Issues All Ast CL D	Registered investment company					19,322
	Pimco Funds Pac Invt Mgmt Ser Future Diversified Fund	Registered investment company					18,069
	Pimco Funds Pac Invt Mgmt Ser Foreign Bond Fund	Registered investment company					68,208
	Pimco Funds Pac Invt Mgmt Ser Hi Yield Fund	Registered investment company					66,138
	Pimco Funds Pac Invt Mgmt Ser Invt Grade Bond Fund	Registered investment company					98,377
	Pimco Funds Pac Invt Mgmt Ser Low Duration Fund	Registered investment company					174,900
	Pimco Funds Pac Invt Mgmt Ser Total Return Fund	Registered investment company					714,833
	Pimco Fundamental Index	Registered investment company					15,438
	Pimco Income Fund	Registered investment company					4,609
	Pimco Real Return Bond Fund	Registered investment company					126,011
	Pimco Unconstrained Bond Fund	Registered investment company					68,403
	Pioneer Hi Yield Fund	Registered investment company					37,066
	Price T Rowe Growth Stk Fund	Registered investment company					24,289
	Price T Rowe Global Technology Fund	Registered investment company					7,255
	Price T Rowe Hi Yield Fund	Registered investment company					38,829
	Price T Rowe Health Science Fund	Registered investment company					17,874
	Price T Rowe Retirement Fund 2030FD	Registered investment company					24,440
	Price T Rowe Retirement Fund 2035FD	Registered investment company					1,039
	Primecap Odyssey Funds Aggressive Growth Fund	Registered investment company					22,868
	Primecap Odyssey Funds Growth Fund	Registered investment company					94,926
	Professionally Managed Fund Asterick Xupgrader Fund	Registered investment company					4,482
	Professionally Managed Portfolios 21	Registered investment company					15,143
	Professionally Managed Portfolios Akre Focus Fund	Registered investment company					12,636
	Professionally Managed Portfolios Osterweis Strategic Inc	Registered investment company					5,054
	Professionally Managed Portfolios Villerre Balanced Fund	Registered investment company					20,535
	Profunds Internet Ultrasector	Registered investment company					4,747
	Profunds Ultra Emerging Mkts Fund	Registered investment company					2,126
	Profunds Ultra Short Japan	Registered investment company					1,294
	Profunds Ultra Latin America	Registered investment company					520
	Profunds Ultrabear	Registered investment company					16,390
	Profunds Ultrashort Dow 30	Registered investment company					19,444
	Profunds Mutual Funds Oil Equip Svcs & Distr Ultra Sector Fund	Registered investment company					710

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Profunds Oil & Gas Ultrasector Fund	Registered investment company					82,105
	Profunds Pharmaceuticals Ultrasector	Registered investment company					3,608
	Profunds Precious Metals Ultrasector	Registered investment company					47,134
	Profunds Utils Ultrasector	Registered investment company					388
	Prudential Jennison Natural Resources CL A	Registered investment company					33,012
	Prudential Jennison Natural Resources CL Z	Registered investment company					58,377
	Putnam Funds Tr Absolute Return 300 CL Y	Registered investment company					73,974
	Putnam Funds Tr Absolute Return 300 CL A	Registered investment company					95,084
	Quaker Invt Tr Strategic Growth Fund	Registered investment company					20,648
	Rainier Funds Mid Cap Equity	Registered investment company					328
	Reynolds Funds Blue Chip Growth	Registered investment company					16,277
	Ridgeworth Funds High Income	Registered investment company					40,983
	Ridgeworth Funds Intermediate Bond Fund	Registered investment company					18,164
	Ridgeworth Funds Large Cap Core Equity	Registered investment company					16,241
	Ridgeworth Funds Mid-Cap Value Equity	Registered investment company					18,835
	Rim Small/Mid Equity Portfolio Fund	Registered investment company					16,629
	Riv Rd Divid All Cap Value	Registered investment company					27,385
	Rowe Price New Era Fund Inc	Registered investment company					86,491
	Rowe T Price Blue Chip Growth Fund	Registered investment company					64,141
	Rowe T Price Equity Income Fund	Registered investment company					353,922
	Rowe T Price Index Tr Income Equity 500 Index Fund	Registered investment company					7,790
	Rowe T Price Int Latin America Fund	Registered investment company					276,605
	Rowe T Price Intl Funds Inc Africa and the Middle East Fund	Registered investment company					7,129
	Rowe T Price Intl Funds Emerging Markets Stock Fund	Registered investment company					99,382
	Rowe T Price Intl Funds Intl Fund Open End Fund	Registered investment company					2,034
	Rowe T Price Intl Funds New Asia	Registered investment company					35,868
	Rowe T Price Mid-Cap Growth Fund	Registered investment company					22,102
	Rowe T Price Real Estate Fund	Registered investment company					13,658
	Rowe T Price Small Cap Fund	Registered investment company					11,034
	Rowe T Price Spectrum Fund Inc Intl Fund	Registered investment company					228,080
	Rowe T Price Spectrum Fund Inc Open End Fund	Registered investment company					555,372
	Royce Fund Dividend Value	Registered investment company					30,479
	Royce Fund Global Value	Registered investment company					13,315
	Royce Fund Heritage Fund	Registered investment company					98,503
	Royce Fund Low Priced Stock Fund	Registered investment company					56,459
	Royce Fund Micro-Cap Fund	Registered investment company					13,619
	Royce Fund Opportunity Fund	Registered investment company					788
	Royce Fund Pa Mut Fund	Registered investment company					27,736
	Royce Fund Premier Fund Invt Cl	Registered investment company					173,695
	Royce Fund Premier Fund Svs Cl	Registered investment company					8,909

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Royce Fund Spl Equity Fund	Registered investment company					16,542
	Royce Fund Total Return Fund	Registered investment company					78,717
	Royce Fund Total Return Fund Svc CL	Registered investment company					5,185
	Royce Fund Value Fund	Registered investment company					18,140
	Royce Fund Value Plus Fund	Registered investment company					48,275
	RS Invt Tr Fltg Rate Fund CL A	Registered investment company					30,624
	RS Invt Tr Global Nat Res Fund	Registered investment company					98,295
	RS Invt Tr Partners Fund	Registered investment company					4,884
	RS Invt Tr Technolodgy Fund	Registered investment company					27,181
	Rydex Service Funds Biotechnology Fund	Registered investment company					7,837
	Rydex Service Funds Consumer Products	Registered investment company					26,448
	Rydex Service Funds Inverse Govt Long Bond Strategy Fund	Registered investment company					8,728
	Rydex Service Funds Nasdaq 100 Fund	Registered investment company					108,599
	Rydex Service Funds Precious Metals Fund	Registered investment company					43,626
	Rydex Service Tr URSA Fund	Registered investment company					384,607
	Rydex/SGI Service Funds Managed Futures Strategy	Registered investment company					23,116
	Saturna Invt Tr Sextant Intl Fund	Registered investment company					18,128
	Schroder Ser Tr	Registered investment company					16,544
	Schwab Cap Tr Asset Director Hi Growth Fund	Registered investment company					12,905
	Schwab Cap Tr Ast Director-Aggressive Growth Fund	Registered investment company					6,046
	Schwab Cap Tr Core Equity Fund	Registered investment company					37,153
	Schwab Cap Tr Dividend Equity Fund	Registered investment company					63,242
	Schwab Cap Tr Financial Services Fund	Registered investment company					3,962
	Schwab Cap Tr Fundamental US Small-Mid	Registered investment company					22,038
	Schwab Cap Tr Fundamental US Large Co Index Fund	Registered investment company					22,323
	Schwab Cap Tr Health Care Fund	Registered investment company					38,945
	Schwab Cap Tr Intl Index Fund	Registered investment company					89,592
	Schwab Cap Tr Laudus Intl Market Masters Fund	Registered investment company					126,315
	Schwab Cap Tr S&P 500 Index Fund	Registered investment company					562,251
	Schwab Cap Tr Target 2030 Fund	Registered investment company					15,582
	Schwab Cap Tr Target 2040 Fund	Registered investment company					34,715
	Schwab Charles Family Funds Inv Money Fund	Registered investment company					34,399
	Schwab Family Fund Money Market Fund	Registered investment company					3,075,712
	Schwab Govt Sec Fund	Registered investment company					90,235

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Schwab Invts Global Real Estate Fund	Registered investment company					17,164
	Schwab Invts 1000 Index Fund	Registered investment company					36,709
	Schwab Small Cap Index Select	Registered investment company					51,637
	Schwab Invts Treas Inflation Protection Secs Fund	Registered investment company					3,126
	Schwab Total Bond Mkt Index Fund	Registered investment company					7,179
	Schwab total Stock Market Index Fund	Registered investment company					313,685
	Scout Funds Core Plus Bond Fund	Registered investment company					10,218
	Scwartz Intv Tr Ave Maria Rising Dividend Fund	Registered investment company					4,604
	Selected Amer Sh Inc Cap Stk Fund	Registered investment company					254,769
	Selected Spl Shs Fund	Registered investment company					12,012
	Sequoia Fund Inc Com Stk Open End Fund	Registered investment company					24,374
	Short Nasdaq 100 Inv	Registered investment company					56,492
	SIT Mutual Funds Inc Small Cap Growth Fund	Registered investment company					39,331
	SIT New Beginning US Govt Secs Fund	Registered investment company					14,912
	Small Capitalization Inv Fund	Registered investment company					66,730
	Sound Shore Fund Inc	Registered investment company					25,456
	SSGA Emerging Mkt Fund	Registered investment company					53,899
	SSGA International Stock Selection Fund	Registered investment company					55,532
	SSGA Funds Real Estate Equity Fund	Registered investment company					3,319
	Steelpath MLP Funds Tr Select 40	Registered investment company					5,538
	Stratton Funds Inc Small Cap Value Fund	Registered investment company					7,428
	T Rowe Price Cap Appreciation Fund	Registered investment company					191,240
	T Rowe Price Finl Svcs Fund	Registered investment company					3,617
	TCW Funds Inc Emerging Markets Inc Fund	Registered investment company					10,140
	TCW Funds Inc Formerly TCW Galileo Emerging Markets	Registered investment company					4,272
	TCW Galileo Funds Inc Dividend Focused Fund	Registered investment company					13,409
	TCW Galileo Funds Inc Select Equities Fund	Registered investment company					27,264
	TCW Galileo Funds Inc Small Cap Growth Fund	Registered investment company					6,230
	TCW Galileo Funds Inc Total Return Bond Fund	Registered investment company					102,751
	Templeton Growth Fund	Registered investment company					11,047
	Templeton Tr Global Bond Fund	Registered investment company					56,887
	Templeton Global Invt Tr Bric Fund	Registered investment company					3,743
	TFS Cap Invt Tr Market Neutral Fund	Registered investment company					16,007

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	The Select Fund	Registered investment company					5,476
	Third Avenue Tr Small Cap Value Fund	Registered investment company					3,510
	Third Avenue Tr Value Tr Fund	Registered investment company					111,976
	Thomas White Intl Fund	Registered investment company					30,138
	Thompson Plumb Funds Inc Bond Fund	Registered investment company					7,651
	Thornburg Intl Value Fund	Registered investment company					30,407
	Tocqueville Gold Fund	Registered investment company					322,915
	Tocqueville Tr Delafield Fund	Registered investment company					31,651
	Tocqueville Tr Fund	Registered investment company					72,663
	Touchstone Funds Group Tr Small Cap Value Fund	Registered investment company					5,512
	Touchstone funds Group Tr Ultra Short Duration Fixed	Registered investment company					6,177
	Touchstone Strategic Tr Large Cap Growth Fund	Registered investment company					6,589
	Transamerica Funds formally Transamerica Balanced Fund	Registered investment company					30,375
	Transamerica WMC Div Group	Registered investment company					52,217
	Trust for Professional Managers Cookson Peirce Core Equity Fund	Registered investment company					2,768
	Turner Funds Midcap Fund	Registered investment company					102,944
	Tweedy Browne Fund Inc Global Value Fund	Registered investment company					69,411
	US Global Accolade Funds Eastn European Fund	Registered investment company					49,199
	US Global Investors Funds	Registered investment company					82,394
	Ultra NASDAQ 100 Inv	Registered investment company					7,496
	Unified Ser Tr IMS Cap Value Fund	Registered investment company					93,492
	Unified Ser Tr Roosevelt Multi-Cap Fund	Registered investment company					12,606
	USGI Wold Precious Mineral Fund	Registered investment company					25,802
	UTD Svcs Funds China Region Opportunity Fund	Registered investment company					8,233
	Value Line Inc Fund	Registered investment company					18,985
	Value Line Small Cap Growth Fund	Registered investment company					9,805
	Van Eck Funds Intl Inv	Registered investment company					174,927
	Van Eck Global Hard Ast CL A	Registered investment company					22,206
	Vanguard Asset Allocation Fund Inc US Value Fund	Registered investment company					3,360
	Vanguard Balanced Index Fund	Registered investment company					7,019
	Vanguard Bond Index Fund	Registered investment company					59,903
	Vanguard Bond Index Fund Inc Inter Term Portfolio Fund	Registered investment company					122,610
	Vanguard Bond Index Fund Inc Short Term Portfolio Fund	Registered investment company					145,284

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Vanguard Developed Markets Index Fund	Registered investment company					49,323
	Vanguard Equity Inc Fund	Registered investment company					7,244
	Vanguard Emerging Markets Stock Index Fund	Registered investment company					350,541
	Vanguard Explorer Fund	Registered investment company					9,497
	Vanguard Fenway Funds Prime Cap Core Fund	Registered investment company					48,436
	Vanguard Fixed Income Secs Fund Inc GNMA Portfolio	Registered investment company					345,731
	Vanguard Fixed Income Secs Fund Inc Inter-term Invt Grade	Registered investment company					16,320
	Vanguard Fixed Income Secs Fund Inc Long-term Invt Grade Fund	Registered investment company					22,517
	Vanguard Fxd Inc Secs Fund Inflation Protected Fund	Registered investment company					42,978
	Vanguard Fxd Inc Secs Fund Inc Short Term US Treas Portfolio	Registered investment company					2,036
	Vanguard Growth Index Fund	Registered investment company					33,572
	Vanguard Horizon Global Equity Fund	Registered investment company					35,604
	Vanguard Index Tr 500 Portfolio Fund	Registered investment company					169,427
	Vanguard Index Tr Extd Mkt Fund	Registered investment company					21,414
	Vanguard Index Tr Mid Capitalization Stock Fund	Registered investment company					57,735
	Vanguard Index Tr Small Cap Growth Portfolio	Registered investment company					239,657
	Vanguard International Equity Index Fund Inc European Portfolio	Registered investment company					12,210
	Vanguard International Value Fund	Registered investment company					36,736
	Vanguard Pacific Stk Index Fund	Registered investment company					6,827
	Vanguard Short Term Invt Grade Inv	Registered investment company					137,021
	Vanguard Small Cap Index Fund	Registered investment company					21,679
	Vanguard Small Cap Value Index Fund	Registered investment company					15,172
	Vanguard Specialized Portfolios Dividend Growth	Registered investment company					85,761
	Vanguard Specialized Portfolios Energy Fund	Registered investment company					437,837
	Vanguard Specialized Portfolios Healthcare Fund	Registered investment company					94,350
	Vanguard Specialized Portfolios Precious Metals Fund	Registered investment company					89,059
	Vanguard Specialized Portfolios Reit Index Fund	Registered investment company					12,629
	Vanguard Star Fund	Registered investment company					36,487
	Vanguard Total Intl Stk Index Fund	Registered investment company					286,805
	Vanguard Total Stk Mkt Index Fund	Registered investment company					523,544
	Vanguard Value Index Fund	Registered investment company					27,054

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month	(c) Par Value	(d) Cost (1)	(e) Current Value
	Vanguard Wellesley Inc Fund	Registered investment company					107,785
	Vanguard Wellington Fund	Registered investment company					84,549
	Vanguard World Fund Intl Growth Fund	Registered investment company					36,032
	Virtus Insight Tr Emerging Mkts Opportunities Fund	Registered investment company					26,665
	Walthausen Small Cap Value	Registered investment company					3,141
	Wasatch Emerging Markets Small Cap Fund	Registered investment company					4,845
	Wasatch Small Cap Growth Fund	Registered investment company					67,136
	Weitz Partners Value Fund	Registered investment company					42,713
	Weitz Fund Value Fund	Registered investment company					33,019
	Wells Fargo Fds Tr Advantage Asia Pac Fund	Registered investment company					27,490
	Wells Fargo Fuds Adv Emerging Markets Equity	Registered investment company					7,856
	Wells Fargo Adv S/C Disc-Inv	Registered investment company					1,212
	Wells Fargo Fds C&B Large Cap Value Fund	Registered investment company					5,753
	Wells Fargo Fds C&B Mid Cap Value Fund	Registered investment company					12,558
	Wells Fargo Funds Tr Advantage Growth Fund	Registered investment company					50,691
	Wells Fargo Funds Tr Advantage Special Mid Cap Fund	Registered investment company					28,040
	Wells Fargo Funds Tr Advantage Short Term High Yield Bond Fund	Registered investment company					1,289
	Well Fargo Funds Large Co Value Inv	Registered investment company					13,032
	Westcore Plus Bond Fund	Registered investment company					137,112
	Westcore Tr Intl Small Cap Fund	Registered investment company					1,061
	Wexford Tr Muhlenkamp Fund	Registered investment company					24,524
	William Blair Growth Fund	Registered investment company					36,177
	William Blair International Growth Fund	Registered investment company					77,414
	Wilshire Target Funds Large Co Growth Fund	Registered investment company					43,222
	Wintergreen Fund Inc Com Fund	Registered investment company					8,892
	World Funds Inc New Third Millennium Russia Fund	Registered investment company					1,160
	Wright Managed Income Tr Current Income Fund	Registered investment company					55,650
	Yacktman Fund	Registered investment company					198,714
	Yacktman Fund Inc Focused	Registered investment company					64,504
		Total registered investment companies					40,747,116

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month		(c) Par Value	(d) Cost (1)	(e) Current Value
*	NIKE, Inc., Class B Common Stock	Common stock						441,550,034

	Collective Trust Short-Term Investment Fund	Collective trust fund						396,835
*	NT Collective Aggregate Bond Index Fund	Collective trust fund						119,539,339
*	NT Collective All Country World Ex Fund	Collective trust fund						161,526,571
*	NT Collective Govt STIF	Collective trust fund						7,665
*	NT Collective Russell 2000 Equity Index Fund	Collective trust fund						143,241,224
*	NT Collective S&P 500 Equity Index Fund	Collective trust fund						236,689,806
*	Schwab Stable Value Fund	Collective trust fund						101,758,071
		Total collective trust funds						763,159,511

		Total participant directed investments						1,245,456,661
	Nonparticipant directed
	MFC IPATH Dow Jones - UBS Commodity Index Total Return	Registered investment company					28,105,743	36,484,418

*	NT Collective Aggregate Bond Index Fund	Collective trust fund					44,609,883	60,749,278
*	NT Collective Global Real Estate Index Fund	Collective trust fund					19,518,147	28,487,838
*	NT Collective International Small Cap Index Fund	Collective trust fund					23,767,890	33,907,410
*	NT Collective MSCI ACWI US Index Fund	Collective trust fund					44,504,663	55,794,460
*	NT Collective S&P 400 Equity Index Fund	Collective trust fund					20,466,770	29,381,530
*	NT Collective Russell 2000 Equity Index Fund	Collective trust fund					20,967,233	28,974,547
*	NT Collective S&P 500 Equity Index Fund	Collective trust fund					82,228,354	117,000,195
*	NTGI Collective Trust Government Short-term Investment Fund	Collective trust fund					3,532,716	3,532,716
*	NT Collective World Government Bond Index Fund	Collective trust fund					33,195,851	37,442,766
		Total collective trust funds					292,791,507	395,270,740

	MOVE Inc	Common stock					-	1,440

	Accellent Inc	Corporate bond	8.375	2017	FEB	275,000	276,061	292,875
	Affinion Group Inc Sr Sub Nt	Corporate bond	11.500	2015	OCT	325,000	344,187	338,000
	Aircastle Ltd	Corporate bond	9.750	2018	AUG	50,000	49,323	56,375
	AK Stl Corp Sr Nt	Corporate bond	7.625	2020	MAY	325,000	322,968	338,000
	Alere Inc Sr Nt	Corporate bond	8.625	2018	OCT	350,000	358,844	368,375
	American Airlines Inc	Corporate bond	13.000	2016	AUG	302,309	343,373	352,946
	American Petroleum Tan	Corporate bond	10.250	2015	MAY	203,000	201,745	215,688
	American Renal Hldgs Inc Sr Secd Nt	Corporate bond	8.375	2018	MAY	150,000	148,920	156,750
	Amern Stores Co	Corporate bond	7.900	2017	MAY	75,000	73,500	74,437
	Angiotech Pharmaceuticals	Foreign bond	9.110	2013	DEC	175,000	175,000	175,000
	Apria Healthcare	Corporate bond	11.250	2014	NOV	175,000	169,838	184,844
	Apria Healthcare	Corporate bond	12.375	2014	NOV	200,000	211,568	213,000
	Berry Plastics	Corporate bond	9.500	2018	MAY	150,000	145,125	152,625
	Berry Plastics Hldg Corp	Corporate bond	Variable	2015	FEB	275,000	246,737	272,250
	Bon Ton Dept Stores Inc Sr Nt	Corporate bond	10.250	2014	MAR	375,000	372,547	381,563

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month		(c) Par Value	(d) Cost (1)	(e) Current Value
	Cablevision Sys	Corporate bond	8.625	2017	SEP	200,000	197,192	225,500
	Capitalsource Inc	Corporate bond	12.750	2014	JULY	250,000	292,812	301,875
	Catalina Marketing	Corporate bond	10.500	2015	OCT	200,000	208,906	213,000
	CCO Hldgs LLC	Corporate bond	6.500	2021	APR	125,000	125,000	123,125
	CCO Hldgs LLC	Corporate bond	7.875	2018	APR	225,000	225,000	238,500
	Chrysler Group LLC	Corporate bond	8.250	2021	JUN	500,000	501,313	498,750
	CKE Restaurants	Corporate bond	11.375	2018	JULY	225,000	246,500	246,375
	CR Accep Corp Mich	Corporate bond	9.125	2017	FEB	175,000	172,994	189,875
	CSC Hldgs LLC	Corporate bond	8.625	2019	FEB	225,000	214,191	259,312
	Compagnie Generale	Foreign bond	9.500	2016	MAY	300,000	310,500	332,250
	Dana Hldg Corp	Corporate bond	6.750	2021	FEB	350,000	350,000	350,000
	Dave & Busters Inc	Corporate bond	11.000	2018	JUN	125,000	125,000	136,250
	Davita Inc	Corporate bond	6.625	2020	NOV	200,000	200,000	205,000
	Delta	Corporate bond	6.750	2015	NOV	350,000	346,875	332,500
	Dupont Fabros Technology LP	Corporate bond	8.500	2017	DEC	100,000	100,000	110,125
	Echostar Dbs Corp	Corporate bond	7.750	2015	MAY	325,000	309,562	354,250
	Elan Fin PLC	Foreign bond	8.750	2016	OCT	500,000	492,830	535,000
	El Pollo Loco Inc	Corporate bond	11.750	2012	DEC	225,000	222,375	232,031
	Encore Acqstn Co	Corporate bond	9.500	2016	MAY	275,000	296,656	308,687
	Energy Transfer	Corporate bond	7.500	2020	OCT	275,000	288,063	299,750
	Energy XXI Gulf Coast Inc	Corporate bond	9.250	2017	DEC	175,000	175,000	188,562
	Energy Solutions	Corporate bond	10.750	2018	AUG	325,000	326,881	367,442
	Equinix Inc	Corporate bond	8.125	2018	MAR	150,000	150,000	162,000
	Exide Technologies	Corporate bond	8.625	2018	FEB	275,000	275,000	292,188
	Express LLC	Corporate bond	8.750	2018	MAR	125,000	124,074	135,625
	FGI Holding Co Sr Pik Nt	Corporate bond	11.250	2015	OCT	264,650	238,750	269,943
	FGI Oper Co Inc	Corporate bond	10.250	2015	AUG	100,000	97,827	107,750
	FID Natl	Corporate bond	7.875	2020	JULY	150,000	150,000	165,375
	Gen Maritime Corp	Foreign bond	12.000	2017	NOV	225,000	210,469	198,000
	Geoeye Inc	Corporate bond	8.625	2016	OCT	150,000	150,000	159,375
	Global Crossing	Foreign bond	12.000	2015	SEP	300,000	342,000	350,250
	Grief Inc Sr Nt	Corporate bond	6.750	2017	FEB	325,000	303,875	345,312
	H & E Equip Svcs Inc	Corporate bond	8.375	2016	JULY	250,000	250,000	262,500
	Harland Clarke	Corporate bond	9.500	2015	MAY	350,000	339,625	332,500
	HCA Inc	Corporate bond	9.875	2017	FEB	175,000	169,178	195,781
	Healthnet Inc Sr Nt	Corporate bond	6.375	2017	JUN	350,000	286,250	367,062
	Holly Energy Mand Exc	Corporate bond	8.250	2018	MAR	100,000	100,000	105,500
	Holly Energy Partners LP	Corporate bond	6.250	2015	MAR	175,000	160,344	175,000
	ICAHN Enterprises	Corporate bond	7.750	2016	JAN	500,000	491,068	513,750
	Integra Telecom	Corporate bond	10.750	2016	APR	225,000	233,312	236,250
	Intelestat Jackson Hldgs LTD	Foreign bond	9.500	2016	JUN	200,000	199,000	210,000

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month		(c) Par Value	(d) Cost (1)	(e) Current Value
	Intl Lease Fin	Corporate bond	8.250	2020	DEC	75,000	74,370	84,187
	Ipayment Inc	Corporate bond	9.750	2014	MAY	350,000	358,750	358,750
	ITC Deltacom Inc	Corporate bond	10.500	2016	APR	175,000	192,719	189,000
	Kemet Corp	Corporate bond	10.500	2018	MAY	375,000	396,464	422,813
	Key Energy Svcs	Corporate bond	6.750	2021	MAR	100,000	100,000	101,250
	Kindred Healthcare Inc	Corporate bond	8.250	2019	JUN	75,000	75,000	75,656
	Landrys	Corporate bond	11.625	2015	DEC	225,000	236,406	244,125
	Lantheus Med Imaging Inc Sr Nt	Corporate bond	9.750	2017	MAY	275,000	275,375	281,875
	Leucadia Natl Corp	Corporate bond	7.125	2017	MAR	325,000	324,031	342,062
	Limited Brands Inc	Corporate bond	6.625	2021	APR	175,000	175,000	182,438
	Linn Energy LLC	Corporate bond	11.750	2017	MAY	64,000	61,306	76,480
	Linn Energy LLC Sr Nt	Corporate bond	9.875	2018	JULY	113,000	111,305	128,255
	Lyondell Chem Co	Corporate bond	11.000	2018	MAY	75,000	79,500	84,469
	Marquette Transn	Corporate bond	10.875	2017	JAN	250,000	260,625	258,750
	Metals USA Inc	Corporate bond	11.125	2015	DEC	150,000	159,000	158,625
	Metropcs Wireless	Corporate bond	7.875	2018	SEP	150,000	148,916	161,437
	Momentive	Corporate bond	12.500	2014	JUN	225,000	249,187	247,500
	National Money Mart Co	Foreign bond	10.375	2016	DEC	375,000	383,259	418,594
	Newmarket Corp	Corporate bond	7.125	2016	DEC	150,000	150,000	157,134
	Niska Gas Storage	Corporate bond	8.875	2018	MAR	200,000	201,591	215,000
	NRG Energy Inc Sr Nt	Corporate bond	8.500	2019	JUN	100,000	98,348	103,500
	Omega Healthcare Invs Inc Sr Nt	Corporate bond	7.500	2020	FEB	100,000	98,278	106,500
	Penn VA Res	Corporate bond	7.250	2019	APR	125,000	125,000	125,000
	Perry Ellis Intl	Corporate bond	7.875	2019	APR	125,000	125,000	130,625
	Petrohawk Energy Corp Sr Nt	Corporate bond	10.500	2014	AUG	75,000	68,976	85,125
	Petrohawk Energy Corp	Corporate bond	7.875	2015	JUN	50,000	50,688	52,750
	Phibro Animal Hlth	Corporate bond	9.250	2018	JULY	175,000	172,599	188,562
	Plains Expl & Prodtn Co Sr Nt	Corporate bond	10.000	2016	MAR	150,000	138,560	169,500
	Prestige Brands Inc	Corporate bond	8.250	2018	APR	75,000	73,923	80,063
	Prestige Brands Inc	Corporate bond	8.250	2018	APR	75,000	76,500	80,062
	PVTPL Aleris Intl Inc Sr Nt	Corporate bond	7.625	2018	FEB	125,000	125,000	130,156
	PVTPL Allen Sys Group Inc Sr Secd 2nd Lien	Corporate bond	10.500	2016	NOV	100,000	100,000	103,000
	PVTPL Bankrate Inc Sr Secd Nt	Corporate bond	11.750	2015	JULY	300,000	333,187	341,625
	PVTPL Block Communications Inc Sr Nt	Corporate bond	8.250	2015	DEC	150,000	150,375	154,125
	PVTPL Brigham Expl Co Sr Nt	Corporate bond	6.875	2019	JUN	100,000	100,000	100,500
	PVTPL Calfrac Hldgs LP GTD Sr Nt	Corporate bond	7.500	2020	DEC	150,000	150,000	155,250
	PVTPL Case New Holland Inc Sr Nt	Corporate bond	7.875	2017	DEC	150,000	148,980	166,875
	PVTPL CDRT merger Sub Inc Sr Nt	Corporate bond	8.125	2019	JUN	125,000	125,000	126,094
	PVTPL CEVA Group PLC 1st lien Sr Secd Nt	Foreign bond	8.375	2017	DEC	175,000	175,000	182,875
	PVTPL Chemtura Corp Sr Nt	Corporate bond	7.875	2018	SEP	150,000	148,904	162,750
	PVTPL CNO Finl Group Inc Sr Secd Nt	Corporate bond	9.000	2018	JAN	200,000	200,375	216,000

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month		(c) Par Value	(d) Cost (1)	(e) Current Value
	PVTPL C&S Group Enterprises LLC Sr. Secd Nt	Corporate bond	8.375	2017	MAY	275,000	271,270	283,250
	PVTPL Colbs McKninnon Corp NY Sr Sub Nt	Corporate bond	7.875	2019	FEB	125,000	123,181	129,375
	PVTPL Cr Accep Corp Mich Sr Secd Nt	Corporate bond	9.125	2017	FEB	125,000	132,500	135,312
	PVTPL Cricket Communications Inc GTD Sr Nt	Corporate bond	7.750	2020	OCT	100,000	99,193	98,625
	PVTPL Deluxe Corp Sr Nt	Corporate bond	7.000	2019	MAR	175,000	175,000	175,875
	PVTPL Direct Buy Holdgs Inc Sr Secd Nt	Corporate bond	12.000	2017	FEB	125,000	118,750	55,000
	PVTPL EH Hldg Corp Sr Nt	Corporate bond	7.625	2021	JUN	100,000	100,000	102,250
	PVTPL EH Hldg Corp Sr Secd Nt	Corporate bond	6.500	2019	JUN	75,000	75,000	75,844
	PVTPL Entmnt PPTYS	Corporate bond	7.750	2020	JUL	200,000	196,580	220,000
	PVTPL Essar Stl Algoma Sr Secd Nt	Foreign bond	9.375	2015	MAR	325,000	321,656	328,656
	PVTPL FTI Consulting Inc Sr Nt	Corporate bond	6.750	2020	OCT	250,000	250,000	255,000
	PVTPL Genesis Energy LP	Corporate bond	7.875	2018	DEC	150,000	150,000	150,000
	PVTPL Great Lakes Dredge & Dock Corp	Corporate bond	7.125	2019	FEB	125,000	125,000	127,812
	PVTPL Griffon Corp Sr Nt	Corporate bond	7.125	2018	APR	175,000	175,000	178,500
	PVTPL Huntington Ingalls Inds Inc Sr Nt	Corporate bond	6.875	2018	MAR	375,000	375,000	390,938
	PVTPL Intelsat Jackson Hldgs S A Sr Nt	Foreign bond	7.250	2019	APR	225,000	225,000	226,687
	PVTPL Ipayment Inc Sr Nt	Corporate bond	10.250	2018	MAY	375,000	375,000	379,687
	PVTPL Isle Capri Casinos Inc Sr Nt	Corporate bond	7.750	2019	MAR	150,000	148,896	152,438
	PVTPL Kennedy Wilson Inc Sr Nt	Corporate bond	8.750	2019	APR	200,000	200,121	202,500
	PVTPL Landry's Restaurants Inc Sr Secd Nt	Corporate bond	11.625	2015	DEC	125,000	130,313	135,625
	PVTPL LBI Escrow Corp Sr Nt	Corporate bond	8.000	2017	NOV	223,000	233,394	250,875
	PVTPL Lifepoint Hosps Inc Sr Nt	Corporate bond	6.625	2020	OCT	150,000	150,000	155,625
	PVTPL Linn Energy LLC	Corporate bond	7.625	2019	MAY	175,000	173,656	175,000
	PVTPL Linn Energy LLC	Corporate bond	7.750	2021	FEB	50,000	49,132	52,750
	PVTPL NRG Energy Inc	Corporate bond	7.875	2021	MAY	100,000	100,000	100,125
	PVTPL NRG Energy Inc Sr Nt	Corporate bond	7.625	2018	JAN	150,000	150,000	151,500
	PVTPL Oil Sts Intl Inc Sr Nt	Corporate bond	6.500	2019	JUN	125,000	125,000	125,781
	PVTPL Oxea Fin & CY S C A Sr Secd Nt	Foreign bond	9.500	2017	JUL	175,000	175,000	193,594
	PVTPL Radioshack Corp Sr Nt	Corporate bond	6.750	2019	MAY	50,000	49,617	49,875
	PVTPL Reliance Inter Holdings LP Sr Nt	Foreign bond	9.500	2019	DEC	200,000	190,596	221,750
	PVTPL Reynolds Group Issuer Inc Sr Secd Nt	Corporate bond	-	2019	APR	325,000	325,000	338,000
	PVTPL Rotech Healthcare Inc Sr Secd Nt	Corporate bond	10.500	2018	MAR	150,000	148,460	150,375
	PVTPL Sears Hldgs Corp Sr Secd Nt	Corporate bond	6.625	2018	OCT	150,000	150,000	138,000
	PVTPL Seagate HDD Cayman GTD Sr Nt	Foreign bond	7.750	2018	DEC	350,000	350,000	368,375
	PVTPL Seagate HDD Cayman Sr Nt	Foreign bond	7.000	2021	NOV	200,000	200,000	203,000
	PVTPL Spectrum Brands Inc Sr Secd Nt	Corporate bond	9.500	2018	JUN	275,000	284,359	307,313
	PVTPL Stewart Enterprises Inc Sr Nt	Corporate bond	6.500	2019	APR	125,000	125,000	126,250
	PVTPL Thompson Creek Metals Co Inc Sr Nt	Foreign bond	7.375	2018	JUN	100,000	100,000	101,125
	PVTPL Wind Acqstn Fin S A US$ Sr Secd Nt	Foreign bond	7.250	2018	FEB	175,000	173,815	185,937
	PVTPL Xerium Technologies Inc	Corporate bond	8.875	2018	JUN	150,000	150,000	149,063

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
May 31, 2011

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment	(c) Rate of Interest	(c) Date of Maturity Year Month		(c) Par Value	(d) Cost (1)	(e) Current Value
	Quebecor Media Inc	Foreign bond	7.750	2016	MAR	400,000	350,000	415,000
	Regency Energy	Corporate bond	6.500	2021	JUL	225,000	225,000	226,125
	Regency Energy	Corporate bond	6.875	2018	DEC	125,000	125,000	131,563
	Ryerson Inc Sr Secd Nt	Corporate bond	12.000	2015	NOV	275,000	290,813	296,313
	SABRA Healthcare Ltd Partnership	Corporate bond	8.125	2018	NOV	75,000	75,000	76,688
	SBA	Corporate bond	8.000	2016	AUG	175,000	173,828	190,094
	Servicemaster Co	Corporate bond	10.750	2015	JULY	200,000	206,500	211,500
	Severstal Colbs	Corporate bond	10.250	2018	FEB	200,000	202,010	222,000
	Sheridan Group Inc	Corporate bond	12.500	2014	APR	175,000	164,500	167,344
	Simmons Foods Inc	Corporate bond	10.500	2017	NOV	200,000	201,545	214,000
	Spirit Aeorsystems	Corporate bond	6.750	2020	DEC	175,000	175,000	178,500
	Squaretwo Finl	Corporate bond	11.625	2017	APR	225,000	208,875	232,031
	Supervalue Inc	Corporate bond	8.000	2016	MAY	250,000	242,500	260,313
	Stream Global Svcs	Corporate bond	11.250	2014	OCT	225,000	236,563	244,125
	Tops Hldg Corp	Corporate bond	10.125	2015	OCT	200,000	199,068	213,750
	Toys R Us Ppty Co	Corporate bond	10.750	2017	JULY	200,000	193,690	226,000
	TPC Group LLC	Corporate bond	8.250	2017	OCT	150,000	149,025	160,500
	Travelport LLC/Travelport Holdings Inc	Corporate bond	9.000	2016	MAR	75,000	75,000	65,813
	Utd Rentals N. America	Corporate bond	9.250	2019	DEC	275,000	274,781	308,000
	Utd STS STL Corp	Corporate bond	7.375	2020	APR	100,000	99,125	104,750
	Vector Group Ltd	Corporate bond	11.000	2015	AUG	300,000	309,000	317,625
	WCA Waste Corp	Corporate bond	9.250	2014	JUN	225,000	235,406	230,062
	Wendys / Arbys	Corporate bond	10.000	2016	JULY	475,000	487,286	528,438
	Whiting Pete Corp Sr Sub Nt	Corporate bond	6.500	2018	OCT	75,000	75,000	78,000
	Windstream Corp	Corporate bond	7.875	2017	NOV	375,000	365,625	410,156
		Total corporate and foreign bonds					32,746,284	34,410,762
	Interest bearing cash	Cash						10,661
		Total nonparticipant directed investments					$353,643,534	$466,178,021
		Total investments						$1,711,634,682

*  Party-in-interest.
(1)   Cost information has been omitted for participant directed assets.

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a)		(c)	(d)
Identity of Issue, Borrower,	(b)	Cost of	Proceeds of
Lessor or Similar Party	Description of Investment	Acquisitions	Dispositions

NIKE INC CL B CL B	Common stock	$37,812,303	$22,823,591
ABB LTD CHF	Common stock	115,014	118,440
ACCIONA SA EUR1	Common stock	16,597	16,486
ACCOR EUR3	Common stock	12,936	13,498
ACOM CO NPV	Common stock	26,142	25,554
ACS ACTIVIDADES CO EURO0.5	Common stock	59,490	58,778
ACTELION CHF0.50	Common stock	17,134	16,951
ADECCO SA CHF1	Common stock	40,488	41,894
ADIDAS AG NPV	Common stock	88,999	87,778
AEON CO LTD	Common stock	65,674	65,399
AEON CREDIT SERV	Common stock	24,272	24,002
AGGREKO GBP0.20	Common stock	49,850	51,244
AGL ENERGY LTD	Common stock	17,058	17,271
AGNICO EAGLE MINES COM	Common stock	33,774	33,944
AGRIUM INC	Common stock	29,178	29,443
AIR FRANCE - KLM	Common stock	21,530	21,562
AIR LIQUIDE(L) EUR5.50	Common stock	100,542	100,533
AISIN SEIKI CO	Common stock	46,048	44,671
AJINOMOTO CO INC	Common stock	65,941	65,038
ALFRESA HOLDINGS	Common stock	14,321	14,229
ALIMENTATION COUCH	Common stock	9,695	10,222
ALSTOM EUR7.0	Common stock	84,270	82,665
AMERICAN AIRLINES	Corporate bond	94,320	34,995
AMP LIMITED	Common stock	35,900	36,358
ANADARKO PETE CORP	Corporate bond	125,000	125,000
ANGLO AMERICAN	Common stock	156,611	157,833
ANHEUSER-BUSCH	Common stock	127,891	129,254
ANTOFAGASTA ORD GBP0.50	Common stock	11,813	12,311
AOZORA BANK NPV	Common stock	15,515	16,105
APRIA HEALTHCARE	Corporate bond	244,687	134,063
ARCELORMITTAL NPV	Common stock	73,783	74,499
ARM HLDGS ORD GBP0.0005	Common stock	51,072	52,054
ARYZTA AG CHF0.02	Common stock	38,545	38,654
ASAHI GLASS CO	Common stock	56,798	56,091
ASML HOLDING NEW	Common stock	56,195	56,027
ASSA ABLOY SER'B'NPV	Common stock	62,676	63,916
ASSIC GENERALI SPA EUR1	Common stock	74,615	74,552
ASSOCD BRIT FOODS ORD GBP0.0568	Common stock	20,745	21,156
ASX LTD	Common stock	21,465	22,065
ATHABASCA OIL SAND COM	Common stock	10,120	10,335
ATLANTIA S.P.A.	Common stock	19,330	19,031
ATLAS COPCO AB	Common stock	21,447	22,078
AUCKLAND INTL	Common stock	53,848	54,874
AUST & NZ BANK GRP	Common stock	140,028	143,305
AUTOGRILL SPA EUR0.52	Common stock	16,564	16,766
AUTONOMY CORP ORD GBP	Common stock	63,443	63,019
AXA ASIA PAC HLDS	Common stock	12,954	13,469
AXA EUR2.29	Common stock	78,328	77,929
BABCOCK INTL GROUP	Common stock	35,501	35,482
BAE SYSTEMS ORD GBP0.025	Common stock	65,112	65,224

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
BALL CORP	Corporate bond	100,000	98,250
BANCO SANTANDER EUR0.50	Common stock	11,457	11,168
BANK OF EAST ASIA HKD2.50	Common stock	33,027	33,052
BARRICK GOLD CORP COM	Common stock	116,065	117,657
BAYER AG	Common stock	146,172	143,844
BAYER MOTOREN WERK EUR1	Common stock	42,951	164,286
BBVA EUR0.49	Common stock	116,190	113,899
BCE INC	Common stock	23,893	24,084
BCO DE VALENCIA EUR0.25	Common stock	33,670	33,503
BCO ESPIRITO SANTO	Common stock	26,371	25,589
BEIERSDORF AG EUR1	Common stock	72,757	73,613
BELGACOM SA	Common stock	9,977	9,894
BERRY PLASTICS	Corporate bond	75,000	73,500
BG GROUP ORD GBP0.10	Common stock	157,243	156,144
BHP BILLITON PLC	Common stock	206,957	210,914
BIOMERIEUX	Common stock	14,276	14,263
BIOVAIL CORP COM	Common stock	10,292	10,313
BK LEUMI LE ISRAEL	Common stock	30,456	30,885
BK OF KYOTO LTD	Common stock	41,213	41,179
BK OF MONTREAL	Common stock	99,207	98,182
BK OF NOVA SCOTIA	Common stock	130,761	129,541
BK OF YOKOHAMA	Common stock	13,645	13,489
BLUE ACQSTN SUB	Corporate bond	75,000	77,937
BLUESCOPE STEEL	Common stock	10,924	11,255
BNP PARIBAS EUR2	Common stock	182,530	182,678
BOC HONG KONG HLDG	Common stock	49,215	49,342
BOMBARDIER INC	Common stock	16,753	17,426
BON-TON DEPT STORES INC	Corporate bond	421,719	51,000
BOUYGUES EUR1	Common stock	48,342	48,540
BRAMBLES LTD	Common stock	67,745	67,007
BRIDGESTONE CORP	Common stock	113,468	112,973
BRISA (AUTO-ESTRADA EUR1)	Common stock	44,317	43,314
BRITISH AMERICAN TOBACCO ORD GBP0.25	Common stock	118,079	117,183
BRITISH LAND CO ORD GBP0.25	Common stock	41,457	41,820
BROOKFIELD ASSET LIMITED VTG	Common stock	36,507	36,394
BROOKFIELD OFFICE PROPERTIES INC	Common stock	11,514	11,674
BT GROUP ORD GBP0.05	Common stock	32,489	32,739
BUNZL PLC ORD GBP0.32142857	Common stock	42,849	43,161
BUREAU VERITAS EUR0.12	Common stock	24,013	24,038
CAE INC COM NPV	Common stock	10,335	10,279
CAIRN ENERGY PLC ORD GBP0.006154	Common stock	72,234	73,322
CAMECO CORP COM NPV	Common stock	24,054	23,984
CAN PACIFIC RYS COM NPV	Common stock	28,188	28,100
CANADIAN IMP BANK COM	Common stock	71,650	70,959
CANADIAN OIL SANDS TRUST UNITS	Common stock	16,196	16,267
CANADIAN TIRE CORP	Common stock	10,644	10,728
CAP GEMINI EUR8	Common stock	88,127	86,669
CAPITA GROUP ORD GBP0.02066666	Common stock	9,556	9,396
CAPITAMALL TRUST NPV	Common stock	18,978	18,731
CARLSBERG SER'B'DKK20	Common stock	61,340	61,448

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
CARNIVAL PLC ORD USD	Common stock	22,103	22,581
CASINO GUICH-PERR EUR1.53	Common stock	14,693	14,534
CCO HLDGS LLC	Corporate bond	49,623	49,875
CDN NATL RAILWAYS COM	Common stock	77,626	77,250
CDN NATURAL RESOUR COMMON STK	Common stock	103,819	103,382
CDN UTILITIES CLASS A	Common stock	9,235	9,287
CELESIO AG NPV	Common stock	42,367	42,016
CELLCOM ISRAEL LTD	Common stock	13,329	13,681
CENOVUS ENERGY INC	Common stock	59,194	59,634
CENTRAL JAPAN RLWY	Common stock	100,712	99,931
CENTRICA ORD GBP0.061728395	Common stock	76,196	76,943
CGI GROUP INC	Common stock	12,295	12,257
CHC HELICOPTER	Corporate bond	98,737	101,000
CHES ENERGY CORP	Corporate bond	75,000	75,000
CHES ENERGY SR NT	Corporate bond	75,000	74,812
CHEUNG KONG HLDGS HKD0.50	Common stock	105,865	105,754
CHIBA BANK NPV	Common stock	36,018	35,719
CHRISTIAN DIOR EUR2	Common stock	19,286	19,358
CHUBU ELECTRIC POWER CO INC	Common stock	10,011	9,993
CHUGOKU BANK NPV	Common stock	23,273	23,079
CHUGOKU ELECTRIC POWER CO INC	Common stock	47,793	48,042
CI FINANCIAL CORP COMSTK	Common stock	10,609	10,626
CIE DE ST-GOBAN EUR4	Common stock	26,943	26,931
CIE FINANCIE RICHEMONT CHF	Common stock	42,980	44,115
CIN BELL INC	Corporate bond	271,500	272,938
CITY DEVELOPMENTS LTD	Common stock	17,140	17,174
CNP ASSURANCES EUR1.00	Common stock	53,508	53,498
COCA-COLA WEST CO	Common stock	33,778	33,497
COMMERZBANK AG ORD	Common stock	48,771	48,008
COMMONWEALTH BANK OF AUSTRALIA	Common stock	192,355	196,619
COMPASS GROUP ORD GBP0.10	Common stock	18,050	18,161
CREDIT SAISON CO	Common stock	20,430	20,377
CREDIT SUISSE AG CHF0.04	Common stock	138,500	141,864
CRESCENT POINT EN COM	Common stock	17,682	17,911
CRUM & FORSTER SR NT	Corporate bond	131,250	442,080
DAI-ICHI LIFE INSURANCE CO LTD	Common stock	81,881	78,585
DAIKIN INDUSTRIES	Common stock	77,505	78,777
DAITO TRUST CONST	Common stock	44,468	43,037
DAIWA SECS GROUP INC	Common stock	26,044	24,983
DANONE EUR0.25	Common stock	87,908	87,406
DAVITA INC	Corporate bond	250,000	50,875
DBS GROUP HLDGS	Common stock	10,546	10,435
DELEK GROUP ILS1	Common stock	14,119	14,078
DELHAIZE GROUP	Common stock	23,984	23,963
DELTA LLOYD NV EUR0.20	Common stock	17,758	17,624
DEUTSCHE BANK AG NPV	Common stock	119,472	118,983
DEUTSCHE BOERSE AG	Common stock	127,670	128,476
DEXIA NPV	Common stock	26,257	26,504
DIAGEO ORD PLC	Common stock	143,249	143,615
DNB NOR ASA NOK10	Common stock	67,976	69,207

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
DOWA HOLDINGS CO LTD	Common stock	19,025	19,362
DSV DKK1	Common stock	36,001	36,954
DT POSTBANK AG	Common stock	27,265	27,105
E.ON AG COM STK	Common stock	157,882	155,861
EAST JAPAN RAILWAY CO	Common stock	26,367	26,336
EDENRED EUR2	Common stock	10,677	10,552
EDF EUR0.5	Common stock	61,443	60,639
ELAN FIN PLC	Corporate bond	72,000	73,312
ELBIT SYSTEMS LTD ILS1	Common stock	23,505	23,613
ELDORADO GOLD CORP COM	Common stock	25,152	25,312
ELECTROLUX AF	Common stock	23,345	23,514
ELISA OYJ NPV	Common stock	18,363	18,383
ELPIDA MEMORY INC	Common stock	37,376	35,843
EMPIRE CO CLASS A	Common stock	10,649	10,743
ENBRIDGE INC COM	Common stock	54,170	54,401
ENCANA CORP COM	Common stock	68,671	66,283
ENEL EUR1	Common stock	100,093	99,430
ENERGIAS DE PORTUGAL SA EUR1	Common stock	38,399	38,025
ENERGY RES OF AUST CLS A	Common stock	9,695	9,848
ENERGY XXI GULF COAST SECD NT	Corporate bond	56,500	342,993
ENERGY XXI GULF 9.25%	Corporate bond	250,000	79,500
ENERPLUS RES FUND TRUST	Common stock	11,088	11,297
ENI SPA EUR1	Common stock	39,769	482,233
ERSTE GROUP BANK AG	Common stock	29,158	28,960
ESPRIT HOLDINGS HKD0.10	Common stock	37,859	37,961
ESSILOR INTL EUR0.18	Common stock	108,407	106,829
EUROPEAN AERONAUTIC DEFENCE & SPACE	Common stock	63,928	64,351
EUTELSAT COMMUNICA EUR1	Common stock	51,481	52,085
EXIDE TECHNOLOGIES	Corporate bond	325,000	52,187
EXPERIAN ORD	Common stock	13,427	13,641
FAIRFAX FINL HLDGS	Common stock	39,461	39,669
FAIRFAX MEDIA LIMITED HOLDGS	Common stock	35,547	36,514
FAMILYMART CO	Common stock	50,668	50,986
FANUC CORP	Common stock	22,973	22,689
FERRELLGAS LP	Corporate bond	75,000	75,187
FIAT SPA EUR3.50	Common stock	76,792	80,972
FINMECCANICA SPA EUR4.40	Common stock	9,879	9,754
FINNING INTL INC COM	Common stock	10,828	10,937
FLETCHER BUILDING NPV	Common stock	58,397	59,587
FOM CONST Y CONTRA EUR1	Common stock	30,476	30,517
FORTESCUE METALS GRP LTD	Common stock	17,495	17,655
FORTIS INC COM	Common stock	13,700	13,738
FORTUM OYJ EUR3.40	Common stock	54,424	53,528
FOSTERS GROUP LTD	Common stock	97,271	97,218
FRANCE TELECOM EUR4	Common stock	180,106	504,217
FRANCO NEVADA CORP COM	Common stock	8,704	8,905
FRASSER & NEAVE LTD	Common stock	64,843	64,852
FRESENIUS MEDICAL CARE	Common stock	77,113	75,702
FRESENIUS SE NON-VTG PRF	Common stock	47,965	47,401
FUJI HEAVY INDUSTRIES	Common stock	27,129	26,726

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
FUJI MEDIA HOLDINGS INC	Common stock	9,851	9,724
FUJITSU Y50	Common stock	114,023	112,709
GDF SUEZ EUR1	Common stock	107,331	106,030
GEA GROUP AG	Common stock	53,830	54,414
GEBERIT CHF0.10	Common stock	76,043	76,258
GEN MARITIME CORP	Corporate bond	280,625	72,500
GENTING SINGAPORE PLC USD0.10	Foreign bond	45,320	45,030
GEORGE WESTON COM	Common stock	14,891	15,231
GERDAU AMERISTEEL COM	Common stock	9,830	9,895
GILDAN ACTIVEWEAR COM	Common stock	11,628	11,608
GIVAUDAN AG CHF10	Common stock	56,448	57,834
GLOBAL CASH ACCESS LLC	Corporate bond	172,937	175,000
GOLDCORP INC COM	Common stock	84,023	84,939
GOLDEN AGRI-RESOURCES LTD	Corporate bond	47,601	46,460
GOODMAN FIELDER	Common stock	18,243	18,545
GPE EUROTUNNEL EURO0.40	Common stock	9,305	9,182
GREAT WEST LIFECO COM	Common stock	18,325	18,213
GRIFOLS SA EUR0.5	Common stock	17,597	17,026
G4S PLC ORD 25P	Common stock	68,061	67,237
HACHIJUNI BANK	Common stock	11,290	11,172
HAMMERSON ORD GBP0.25	Common stock	61,118	61,623
HANG LUNG GROUP HKD1	Common stock	17,464	17,288
HANG LUNG PROPERTIES HKD1	Common stock	28,949	29,173
HANKYU HANSHIN HOLDINGS INC	Common stock	36,295	35,880
HEIDELBERG CEMENT	Common stock	22,284	22,854
HEINEKEN NV EUR1.60	Common stock	90,097	90,410
HENDERSON LAND DEVELOPMENT HKD2	Common stock	42,027	41,869
HENKEL AG & CO KGAA NON-VTG	Common stock	82,058	82,384
HENKEL AG & CO KGAA	Common stock	41,565	41,698
HENNES & MAURITZ SER'B'NPV	Common stock	72,012	72,541
HIROSE ELECTRIC NPV	Common stock	39,481	39,367
HISAMITSU PHARM CO	Common stock	11,394	11,562
HITACHI NPV	Common stock	23,135	63,452
HOKKAIDO ELECTRIC NPV	Common stock	39,107	38,940
HOKUHOKU FINANCIAL NPV	Common stock	14,592	14,499
HOLCIM CHF2	Common stock	21,941	22,326
HONG KONG & CHINA GAS HKD0.25	Common stock	54,761	54,277
HOYA CORP	Common stock	58,980	57,917
HSBC HLDGS ORD USD0.50	Common stock	254,372	361,899
HUSKY ENERGY INC COM	Common stock	20,077	20,124
HUTCHISON WHAMPOA HKD20.2	Common stock	111,276	111,484
IMAGOLD CORP COM	Common stock	12,857	12,925
IBERDROLA RENOVABL EURO0.5	Common stock	24,986	24,246
IBERDROLA SA EUR0.75	Common stock	63,331	62,527
IBERIA LINEAS AERE EUR0.78	Common stock	32,170	33,562
ICAP ORD GBP0.10	Common stock	36,294	35,686
ICL-ISRAEL CHEM ILS1	Common stock	25,546	25,503
IGM FINANCIAL INC COM	Common stock	10,985	11,256
IHI CORPORATION	Common stock	10,459	10,255
IMPERIAL OIL COM	Common stock	34,380	34,537

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
IMPERIAL TOBACCO ORD GBP0.10	Common stock	91,326	89,134
INDL ALLIANCE INS COM	Common stock	9,352	9,446
INFINEON TECHNOLOG ORD	Common stock	34,012	34,111
ING GROEP NV CVA EUR0.24	Common stock	87,807	89,750
INMARSAT ORD EUR0.0005	Common stock	11,548	11,766
INMET MINING CORP COM	Common stock	9,020	9,175
INPEX CORPORATION	Common stock	9,270	9,245
INTACT FINL CORP COM	Common stock	13,363	13,585
INTELSAT CORP 9.25%	Corporate bond	324,675	324,572
INTERLINE BRANDS	Corporate bond	150,000	151,875
INTESA SANPAOLO DI RISP EUR0.52	Common stock	19,311	18,776
INTL LEASE FIN CORP MED TER TRANCHE	Corporate bond	48,625	49,625
INTL LEASE FIN CORP 6.25%	Corporate bond	75,000	75,750
INTL LEASE FIN 6.375%	Corporate bond	48,000	51,000
INTL POWER ORD GBP0.50	Common stock	89,877	90,734
INVENSYS ORD GBP0.10	Common stock	53,245	55,005
INVESTEC ORD GBP0.0002	Common stock	40,829	42,265
INVESTOR AB SER'B	Common stock	36,213	36,618
IPSEN EUR1	Common stock	12,283	12,211
ISRAEL DISCOUNT BK ILS0.10	Common stock	15,721	15,830
ITOCHU TECHNO-SOLUTIONS CORP	Common stock	26,586	26,055
IVANHOE MINES COM	Common stock	9,978	10,332
IYO BANK	Common stock	9,028	8,912
J FRONT RETAILING	Common stock	23,204	22,597
JABIL CIRCUIT INC 5.625%	Corporate bond	100,000	100,625
JAMES HARDIE ID NV CUFS EUR0.5	Common stock	16,644	16,811
JAPAN PETROLEUM EX	Common stock	24,070	23,882
JAPAN TOBACCO INC	Common stock	66,142	244,214
JOHNSON MATTHEY ORD GBP1	Common stock	17,893	18,192
JOYO BANK	Common stock	23,689	23,469
JS GROUP CORP COM	Common stock	22,032	22,043
JSR CORP	Common stock	32,229	31,899
JULIUS BAER GRUPPE CHF0.02	Common stock	78,950	83,995
JUPITER TELECOMM	Common stock	47,693	46,633
JX HOLDINGS INC	Common stock	82,475	81,948
K&S AG	Common stock	30,066	30,059
KANSAI ELECTRIC POWER CO	Common stock	24,243	24,203
KEIKYU CORP	Common stock	9,489	9,337
KEPPEL CORP	Common stock	76,347	76,408
KERRY PROPERTIES HKD1	Common stock	38,635	38,846
KESKO OYJ EUR2	Common stock	13,918	14,007
KEY ENERGY SVCS 6.75%	Corporate bond	125,000	25,469
KEY ENERGY SVCS8.375%	Corporate bond	381,500	381,500
KINROSS GOLD CORP COM	Common stock	28,176	28,286
KINTETSU CO	Common stock	79,078	78,573
KIRIN HOLDINGS CO	Common stock	76,885	75,912
KKEIO CORP	Common stock	54,489	54,141
KOMATSU	Common stock	13,883	13,843
KONINKLIJKE KPN	Common stock	97,852	94,475
KUEHNE&NAGEL INTL CHF1	Common stock	34,389	35,076

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
KURITA WATER INDS	Common stock	27,972	27,827
L'OREAL EUR0.20	Common stock	65,393	65,202
LAFARGE EUR4	Common stock	86,158	87,780
LAND SECURITIES GP ORD GBP0.10	Common stock	72,196	72,843
LAWSON INC	Common stock	13,888	13,713
LEND LEASE GROUP	Common stock	14,696	14,859
LI & FUNG LTD HKD0.025	Common stock	64,508	63,209
LINDE AG	Common stock	29,834	29,660
LINK R/EST INVEST	Common stock	67,340	66,821
LLOYDS BANKING GP ORD GBP0.1	Corporate bond	116,743	118,361
LOBLAWS COS LTD COM	Common stock	11,591	11,921
LOGITECH INTL CHF0.25	Common stock	27,252	27,520
LONZA GROUP AG CHF1	Common stock	52,759	53,684
LUXOTTICA GROUP EUR0.06	Common stock	36,587	36,830
LVMH MOET HENNESSY LOUIS VUITTON EUR0.30	Common stock	89,933	90,042
MACARTHUR COAL LTD	Common stock	16,418	17,443
MACQUARIE GP LTD	Common stock	88,225	90,150
MAGNA INTL INC COM	Common stock	28,793	28,796
MAKHTECHIM AGAN IN ILS1	Common stock	11,473	11,229
MAN GROUP ORD UDS0.03428571	Common stock	65,748	67,384
MAN SE ORD NPV	Common stock	64,818	65,639
MANITOC INC 8.5%	Corporate bond	173,539	189,375
MANULIFE FINL CORP COM	Common stock	68,174	67,371
MARINA DIST FIN CO 9.5%	Corporate bond	123,679	125,313
MARUBENI CORP	Common stock	84,596	83,689
MARUCHI STEEL TUBE LTD	Common stock	9,818	9,847
MATSUI SECURITIES CO LTD	Common stock	12,728	12,381
MEDIASET ESPANA EUR0.5	Common stock	37,397	38,649
MEIJI HOLDINGS CO	Common stock	29,940	29,909
MERCK KGAA NPV	Common stock	22,481	22,021
METCASH LIMITED	Common stock	13,373	13,441
METRO AG ORD	Common stock	37,197	36,283
METRO INC CLASS A	Common stock	8,385	8,594
METROPOLE TV-(M6) EUR0.40	Common stock	43,260	43,460
MINEBEA CO	Common stock	22,119	21,610
MITSUBISHI CHEM HL	Common stock	9,859	10,048
MITSUBISHI CORP	Common stock	49,732	48,913
MITSUBISHI ELEC CP	Common stock	8,127	8,006
MITSUBISHI ESTATE CO LTD	Common stock	13,761	13,512
MITSUBISHI HVY IND	Common stock	98,588	98,279
MITSUBISHI MATERLS	Common stock	42,852	41,661
MITSUBISHI MOTORS JPY50	Common stock	55,274	54,921
MITSUI & CO LTD	Common stock	32,716	32,448
MITSUI CHEMICALS	Common stock	17,316	17,068
MITSUI FUDOSAN CO LTD	Common stock	43,360	42,705
MITSUMI ELECTRIC	Common stock	13,188	13,030
MIZUHO FINANCIAL GROUP	Common stock	40,996	200,732
MOBILE MINI INC 7.875%	Corporate bond	125,000	133,125
MTR CORP HKD1	Common stock	31,710	31,547
MUENCHENER RUECKVE	Common stock	106,830	105,636

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
MURATA MANUFACTURING CO	Common stock	54,604	54,256
NAMCO BANDAI HOLDGS	Common stock	15,131	15,093
NATIONAL GRID ORD GBP0.113953	Common stock	104,400	103,944
NATL AUSTRALIA BK	Common stock	120,951	121,947
NATL BK OF CANADA COM	Common stock	27,135	26,992
NATL PORTEFEUILLE	Common stock	9,978	10,011
NEOPOST EUR1	Common stock	9,934	9,890
NESTLE SA CHF0.10	Common stock	473,251	478,399
NEWCREST MINING LTD	Common stock	92,433	93,432
NEXEN INC COM	Common stock	28,419	28,582
NEXT ORD GBP0.10	Common stock	74,533	76,481
NGK INSULATORS LTD	Common stock	15,458	15,164
NGK SPARK PLUG CO	Common stock	12,964	12,641
NHK SPRING CO LTD	Common stock	18,425	17,871
NIKO RESOURCES COM	Common stock	10,335	10,366
NINTENDO CO LTD	Common stock	84,331	84,308
NIPPON EXPRESS CO	Corporate bond	48,636	47,442
NIPPON MEAT PACKER JPY50	Common stock	26,067	26,153
NIPPON YUSEN KABUSHIKI KAISHA	Common stock	11,360	11,287
NISSHA PRINTING CO	Common stock	22,340	21,922
NISSIN FOODS HOLDINGS CO LTD	Common stock	43,984	43,496
NITORI HOLDINGS	Common stock	56,278	55,919
NOBEL BIOCARE HOLD CHF.4	Common stock	25,905	25,693
NOBEL GROUP HKD0.25	Common stock	39,277	39,820
NOKIAN RENKAAT OYJ	Common stock	49,205	49,313
NOMURA HOLDINGS	Common stock	33,309	31,836
NORDEA BANK AB ORD EUR0.39632	Common stock	61,754	60,454
NOVARTIS AG CHF0.50	Common stock	238,982	236,779
NOVO-NORDISK AS DKKA SER'B'	Common stock	147,233	145,843
NOVOZYMES A/S SER'B'DKK10	Common stock	28,532	28,728
NTN CORP	Common stock	29,980	29,147
NTT DOCOMO	Common stock	29,721	29,574
OBAYASHI CORP	Common stock	25,628	24,914
ODAKYU ELEC RLWY	Common stock	36,480	36,384
OJI PAPER CO	Common stock	54,223	53,625
OLAM INTERNATIONAL LTD	Common stock	26,945	26,692
OLYMPUS CORP	Common stock	64,100	64,378
ONESTEEL	Common stock	37,382	38,536
OPEN TEXT CO COM	Common stock	8,004	8,180
ORCA LIMITED	Common stock	25,342	25,823
ORIGIN ENERGY LTD	Common stock	75,459	76,710
ORIX CORP	Common stock	56,008	54,577
ORKLA ASA NOK1.25	Common stock	49,893	51,559
OVERSEA-CHINESE BANKING CORP	Common stock	19,522	19,211
OZ MINERALS LTD COMSTK	Common stock	47,989	49,835
PACIFIC RUBIALES COM	Common stock	16,128	16,030
PAN AMER SILVER COM	Common stock	9,121	9,168
PANASONIC CORP	Common stock	35,524	35,008
PARMALAT S.P.A. EUR1	Common stock	20,986	21,011
PARTNER COMMUNICATION ILS0.01	Common stock	11,963	12,194

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
PCCW LIMITED HKD0.25	Corporate bond	28,509	27,993
PEARSON ORD GBP0.25	Common stock	77,490	78,229
PENN WEST MAND EXCHANGE	Common stock	19,304	19,523
PERNOD RICARD NPV EUR 1.55	Common stock	18,235	17,968
PETROBAKKEN ENERGY COM CLASS A	Common stock	10,453	10,731
PETROBANK ENERGY & COM	Common stock	11,412	11,961
PETROFAC ORD USD0.02	Common stock	24,070	24,493
PHI INC 8.625%	Corporate bond	100,000	51,000
PHILIPS ELEC(KON) EUR0.20	Common stock	117,817	118,447
POTASH CORP SASK COM	Common stock	87,498	87,043
POWER CORP CANADA SUB-VTG	Common stock	24,983	25,126
POWER FINL CORP COM	Common stock	18,557	18,696
PPR EUR4	Common stock	39,683	39,844
PRIDE INTL INC DEL 6.875%	Corporate bond	250,000	260,781
PROGRESS ENERGY COM	Common stock	9,428	9,425
PROVIDENT ENERGY TRUST UNITS	Common stock	10,012	10,102
PRUDENTIAL ORD GBP0.05	Common stock	44,091	45,100
PUBLICIS GROUPE SA DUR0.40	Common stock	36,930	37,251
PVTPL AAC GROUP HLDG CORP SR DISCNT 10.25	Corporate bond	272,594	276,031
PVTPL AIRCASTLE LTD SR NT 9.75%	Corporate bond	98,645	50,375
PVTPL ALLEN SYS GROUP INC SR SECD NT 10.5	Corporate bond	200,000	103,500
PVTPL AMERN PETE TANKERS PARENT LLC 10.25	Corporate bond	126,406	22,660
PVTPL ARDAUGH PACKAGING SR SECD NT 7.375	Corporate bond	175,000	184,642
PVTPL AVAYA INC 7	Corporate bond	150,000	149,875
PVTPL AWAS AVIATION CAP SR SECD NT 7%	Corporate bond	125,000	125,469
PVTPL BLUE MERGER SUB INC NT 7.625%	Corporate bond	200,000	204,500
PVTPL BUILDING MATLS CORP SR NT 6.875%	Corporate bond	98,493	98,500
PVTPL BUMBLE BEE FOODS LLC 7.75%	Corporate bond	253,531	26,780
PVTPL CAPELLA HEALTHCARE SR NT 9.25%	Corporate bond	123,425	129,375
PVTPL CASE NEW HOLLAND SR NT 7.875%	Corporate bond	198,640	50,125
PVTPL CLEANESE US HLDGS LLC SR NT 6.625%	Corporate bond	100,000	105,250
PVTPL CHES MIDSTREAM PARTNERS NT 5.875%	Corporate bond	100,000	100,375
PVTPL CHRYSLER GROUP LLC SECD SR NT	Corporate bond	175,000	175,437
PVTPL CITADEL BROADCASTING SR NT 7.75%	Corporate bond	100,000	106,750
PVTPL CROWN AMERS LLC SR NT 6.25%	Corporate bond	100,000	101,406
PVTPL DYNCORP INTL SR NT 10.375%	Corporate bond	125,000	128,500
PVTPL ENDO PHARMACEUTICALS SR NT 7%	Corporate bond	99,105	101,250
PVTPL ENTRAVISION COMM SR SECD NT 8.75%	Corporate bond	123,402	129,437
PVTPL ESTERLINE TECH CORP SR NT 7%	Corporate bond	225,000	228,937
PVTPL EXTERRAN HLDGS INC SR NT 7.25%	Corporate bond	100,000	100,500
PVTPL FID NATL INFO SVCS SR NT 7.875%	Corporate bond	275,000	129,437
PVTPL FLORIDA EAST COAST RY SR NT 8.125%	Corporate bond	125,000	130,625
PVTPL FMG FIN PTY LTD SR SECD NT 10.625%	Corporate bond	82,406	383,188
PVTPL FMG RES AUG 2006 PTY SR NT 7%	Corporate bond	400,000	409,625
PVTPL FTI CONSULTING INC SR NT 6.75%	Corporate bond	325,000	75,469
PVTPL GIANT FDG SR NT 9.25%	Corporate bond	275,000	284,344
PVTPL HARVEST OPERATIONS SR NT 6.875%	Corporate bond	148,978	153,187
PVTPL HERTZ CORP SR NT 7.5%	Corporate bond	50,000	50,437
PVTPL LBI ESCROW CORP SR NT 8%	Corporate bond	111,000	107,872
PVTPL NAI ENTMT HLDGS LLC 8.25%	Corporate bond	150,000	156,000

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
PVTPL OMNOVA SOLUTIONS INC 7.875%	Corporate bond	125,000	128,125
PVTPL PALACE ENTMT HLDGS LLC	Corporate bond	75,000	78,000
PVTPL PILGRIMS PRIDE CORP SR NT 7.875%	Corporate bond	124,089	125,000
PVTPL PRECISION DRILLING CORP 6.625%	Corporate bond	100,000	101,500
PVTPL RADIOSHACK CORP SR NT 6.75%	Corporate bond	99,234	50,000
PVTPL RENT A CTR INC SR NT 6.625%	Corporate bond	100,000	99,250
PVTPL SEARS HLDGS CORP SR SECD NT 6.625%	Corporate bond	200,000	50,437
PVTPL SENECA GAMING CORP SR NT 8.25%	Corporate bond	125,000	127,656
PVTPL SUNGARD DATA SYSTEMS 7.375%	Corporate bond	175,000	177,844
PVTPL UNIVISION COMMUNICATIONS SR NT 7.875%	Corporate bond	175,000	180,469
PVTPL US FOODSERVICE SR NT 10.75%	Corporate bond	179,375	186,103
PVTPL VALEANT PHARMACEUTICALS SR NT	Corporate bond	273,281	282,562
PVTPL VISTEON CORP SR NTO 6.75%	Corporate bond	100,000	99,875
PVTPL WIND ACQSTN FIN SR SECD NT 7.25%	Corporate bond	397,292	226,125
PVTPL XM SATELLITE RADIO SR NT 7.625%	Corporate bond	200,000	205,250
QIAGEN NV COM EUR0.01	Common stock	55,567	55,327
RAKUTEN INC	Common stock	43,684	43,846
RANDSTAD HLDGS NV EUR0.10	Common stock	19,421	20,046
RANGE RES CORP 6.75%	Corporate bond	150,000	155,625
RATOS AB SER'B'NPV	Common stock	21,244	21,703
RECKITT BENCK GRP ORD GBP0.10	Common stock	99,696	102,558
RED BACK MGN INC	Common stock	16,785	16,426
REED ELSEVIER GBP0.1444	Common stock	14,532	14,620
REGAL ENTMT GROUP 9.125%	Corporate bond	231,750	241,687
RESEARCH IN MOTION COM	Common stock	76,629	75,134
RINNAI CORP	Common stock	16,277	16,225
RIO TINTO LIMITED	Common stock	42,583	44,135
RIO TINTO ORD GBP0.10	Common stock	223,762	227,738
ROCHE HLDGS AG GENUSSCHEINE	Common stock	220,080	210,940
ROGERS COMMS INC CLASS B	Common stock	45,370	45,959
ROLLS ROYCE GROUP ORD GBP0.20	Common stock	24,334	24,260
ROYAL BANK OF CANADA COM	Common stock	203,050	199,549
ROYAL BK SCOT GRP ORD GBP0.25	Corporate bond	72,037	73,205
ROYAL DUTCH SHELL 'A'	Common stock	200,942	200,945
ROYAL DUTCH SHELL 'B'	Common stock	117,615	117,783
RSA INSURANCE GROUP GBP0.275	Common stock	45,352	45,244
RWE AG	Common stock	100,898	100,131
SABMILLER ORD USD0.10	Common stock	88,082	88,709
SAIPEM EUR1	Common stock	36,967	37,247
SALZGITTER AG	Common stock	14,053	14,089
SANDVIK AB	Common stock	38,875	38,895
SANKO CO LTD	Common stock	23,868	24,031
SANTEN PHARM CO	Common stock	10,528	10,358
SANYO ELECTRIC CO	Common stock	33,617	33,402
SAP AG ORD	Common stock	169,871	167,903
SAPUTO INC COM	Common stock	18,608	18,667
SBI HLDGS INC	Common stock	35,999	34,741
SBM OFFSHORE NV EUR0.25	Common stock	28,653	28,578
SCANIA AB SER'B'NPV	Common stock	9,862	9,957
SCHNEIDER ELECTRIC EUR8	Common stock	185,484	183,434

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
SCOT & STHN ENERGY ORD GBP0.50	Common stock	37,266	37,025
SEADRILL LTD USD2	Common stock	41,247	41,969
SECOM CO	Common stock	84,781	84,136
SECURITAS SER'B'NPV	Common stock	24,956	25,101
SEGA SAMMY HLDGS	Common stock	16,597	16,365
SEGRO PLC ORD GBP0.10	Common stock	33,233	33,682
SEIKO EPSON CORP	Common stock	40,451	39,422
SEKISUI CHEMICAL CO LTD	Common stock	32,382	31,888
SEKISUI HOUSE NPV	Common stock	35,325	35,146
SEMBCORP INDUSTRIE NPV	Common stock	24,636	24,160
SES FDR EACH REP 1 "A" NPV	Common stock	84,661	85,135
SGS SA CHF1	Common stock	24,352	24,379
SHANGRI-LA ASIA HKD1	Common stock	11,564	11,361
SHARP CORP NPV	Common stock	88,475	87,818
SHAW COMMUNICATION 'B'CNV	Common stock	21,380	21,454
SHERRITT INERNATIONAL CORP	Common stock	9,603	9,855
SHIKOKU ELEC POWER	Common stock	14,961	14,952
SHIMANO INC	Common stock	23,983	23,601
SHIN-ETSU CHEMICAL	Common stock	9,559	9,348
SHINSEI BANK	Common stock	18,009	18,789
SHIONOGI & CO LTD	Common stock	61,697	61,303
SHIZUOKA BANK	Common stock	33,248	33,356
SHOPPERS DRUG MART COM	Common stock	20,599	20,435
SHOWA SHELL SEKIYU KK NPV	Common stock	32,255	32,705
SILVER WHEATON COR COM	Common stock	16,384	16,440
SIMMONS GOODS INC 10.5%	Corporate bond	277,125	80,677
SIMS METAL MANAGEMENT LTD	Common stock	16,741	17,415
SINGAPORE EXCHANGE	Common stock	21,643	21,511
SINGAPORE PRESS HOLDINGS	Common stock	26,538	26,197
SINGAPORE TECHNOLOGIES ENGINEERING	Common stock	23,386	23,214
SINGAPORE TELECOMMUNICATIONS	Common stock	33,772	33,401
SINO LAND CO HKD1	Common stock	11,410	11,500
SINO-FOREST CORP COM	Common stock	10,991	10,993
SMC CORP	Common stock	26,898	26,520
SMITH & NEPHEW ORD USD0.20	Common stock	92,077	87,429
SMITHS GROUP ORD GBP0.375	Common stock	79,726	81,025
SNC-LAVALIN GROUP COM	Common stock	17,237	17,288
SOCIETE GENERALE EUR1.25	Common stock	77,238	77,027
SODEXHO EUR4	Common stock	51,756	51,927
SOFTBANK CORP	Common stock	48,788	48,340
SOJITZ CORP	Common stock	28,563	27,768
SOLVAY SA	Common stock	10,990	11,071
SONOVA HOLDING AG	Common stock	18,192	17,993
SP AUSNET (AUD QUOTE)	Common stock	20,337	20,934
SSAB AB SER'A'	Common stock	25,845	26,637
STANDARD CHARTERED ORD UDS0.50	Common stock	185,630	187,240
STANDARD LIFE ORD GBP0.10	Common stock	15,924	15,875
STARHUB LTD	Common stock	37,549	37,142
STATOILHYDRO ASA NOK2.50	Common stock	31,812	32,430
SUEDZUCKER AG	Common stock	39,424	38,460

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
SUEZ ENVIRONMENT EUR4	Common stock	32,690	32,719
SUMITOMO CHEMICAL CO LTD	Common stock	42,414	42,890
SUMITOMO CORP	Common stock	103,581	102,252
SUMITOMO ELECTRIC	Common stock	64,827	64,160
SUMITOMO REALTY & DEVELOPMENT	Common stock	16,889	16,758
SUMITOMO TRUST & BANKING CO	Common stock	51,603	51,503
SUN LIFE FINL INC COM	Common stock	37,830	37,703
SUNCOR ENERGY INC COM	Common stock	138,210	137,359
SUNCORP GROUP LTD	Common stock	35,852	36,619
SUZUKEN CO LTD	Common stock	41,698	41,776
SVENSKA CELLULOSA SER'B'	Common stock	10,246	10,957
SWATCH GROUP CHF2.25	Common stock	65,555	67,106
SWEDISH MATCH	Common stock	22,063	22,034
SWIRE PACIFIC 'A' HKD0.60	Common stock	58,286	57,948
SWISS LIKE HOLDINGS AG	Common stock	24,675	24,756
SYNGENTA AG REG CHF0.1	Common stock	60,597	61,257
SYSMEX CORP	Common stock	11,440	11,356
T&D HOLDINGS INC	Common stock	9,902	9,647
TABCORP HOLDINGS LTD	Common stock	49,019	49,831
TAISEI CORP	Common stock	33,248	32,485
TALISMAN ENERGY IN COM	Common stock	44,732	44,618
TASEKO MINES LTD SR NT 7.75%	Corporate bond	75,000	76,968
TECHNIP NPV	Common stock	62,237	62,508
TECK RESOURCES LIMITED	Common stock	45,542	47,197
TEIJIN LTD	Common stock	31,862	31,200
TELSTRA CORP LTD	Common stock	95,532	96,516
TELUS CORP COM	Common stock	7,869	7,963
TELUS CORP NON VOTING SHS	Common stock	15,102	15,377
TENARIS S.A. USD1	Common stock	49,269	49,194
TERNA SPA ORD EUR0.22	Common stock	32,355	32,170
TERUMO CORP	Common stock	50,564	49,897
TESCO ORD GBP0.05	Common stock	62,872	63,107
TEVA PHARMA IND ILS0.1	Common stock	135,481	135,335
THALES SA EUR3	Common stock	68,027	67,530
THK CO LTD	Common stock	16,642	16,233
THOMAS COOK GROUP ORD EUR0.10	Common stock	38,404	39,553
THOMAS-REUTERS CO COM	Common stock	36,787	36,840
THYSSENKRUPP AG	Common stock	48,860	49,784
TIM HORTONS INC	Common stock	20,286	20,463
TMX GROUP INC	Common stock	10,949	11,094
TNT NV EUR0.48	Common stock	83,382	85,011
TOBU RAILWAY CO Y50	Common stock	17,177	17,206
TOHOKU ELEC POWER	Common stock	75,557	75,637
TOKUYAMA CORP	Common stock	23,954	23,629
TOKYO ELEC POWER	Common stock	80,214	80,101
TOKYO STEEL MFG	Common stock	10,348	10,592
TOLL HLDGS LTD	Common stock	39,485	39,595
TOMKINS ORD USD0.09	Common stock	53,027	52,924
TORAY INDS INC	Common stock	15,065	15,072
TORONTO-DOMINION COM	Common stock	163,107	162,441

401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.
Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year)
Year Ended May 31, 2011

(a) Identity of Issuer, Borrower, Lessor or Similar Party	(b) Description of Investment	(c) Cost of Acquisition	(d) Proceeds of Dispositions
TOSHIBA CORP	Common stock	41,282	40,743
TOTAL EUR2.5	Common stock	59,856	398,257
TOTO LTD NPV	Common stock	26,644	26,657
TOYO SUISAN KAISHA	Common stock	23,516	23,010
TOYOTA INDUSTRIES	Common stock	10,819	10,535
TRANSLATA CORP MTN	Common stock	9,931	9,925
TRANSCANADA CORP	Common stock	65,410	66,350
TRANSOCEAN INC SR NT CONV SER A 1.625%	Corporate bond	96,300	95,000
TRANSOCEAN INC SR NT CONV SER B 1.5%	Corporate bond	112,969	116,406
TRANSOCEAN INC SR NT CONV SER C 1.5%	Corporate bond	102,875	109,687
TRANSURBAN GROUP STAPLED UNITS	Common stock	9,809	9,882
TUI TRAVEL PLC ORD GBP0.10	Common stock	10,042	10,300
UBS AG CHF0.10	Common stock	65,202	157,316
UNICHARM CORP	Common stock	11,683	11,838
UNILEVER PLC ORD GBP0.031111	Common stock	125,956	127,985
UNIONE DI BANCHE EUR2.50	Common stock	45,984	45,542
UNITED INTERNET AG	Common stock	18,111	18,049
UNITED UTILITIES GROUP ORD GBP0.05	Common stock	44,686	44,676
UNY CO JPY50	Common stock	10,845	10,791
UPM-KYMMENE CORP	Common stock	63,065	161,319
USHIO INC	Common stock	11,443	11,329
UTD O/S BANK	Common stock	14,163	14,015
VALLOUREC(USIN A T EUR2.0)	Common stock	31,797	32,279
VINCI EUR2.50	Common stock	63,964	64,770
VITERRA INC	Common stock	10,101	10,261
VIVENDI SA EUR5.50	Common stock	63,316	64,089
VOESTALPINE AG NPV	Common stock	35,479	36,234
VOLKSWAGEN AG NON VTG	Common stock	18,675	18,765
VOLKSWAGEN AG ORD	Common stock	38,030	37,949
WESFARMERS LTD	Common stock	36,326	36,656
WESFARMERS LTD NPV PPS	Common stock	9,993	10,074
WEST JAPAN RAILWAY	Common stock	65,872	65,244
WESTFIELD GROUP NPV STAPLED UNITS	Common stock	36,480	37,025
WESTPAC BKG CORP	Common stock	153,174	156,407
WHEELOCK & CO HKD0.50	Common stock	11,447	11,474
WHITBREAD ORD GBP0.76797385	Common stock	65,455	65,593
WILMAR INTERNATIONAL LTD	Common stock	31,266	31,276
WMG ACQSTN CORP 9.5%	Corporate bond	136,250	347,156
WOODSIDE PETROLEUM	Common stock	39,359	39,322
WOOLWORTHS LTD	Common stock	21,436	21,391
WPP PLC ORD GBP 0.10	Common stock	86,739	89,484
XSTRATA PLC ORD	Common stock	86,263	89,278
YAHOO JAPAN CORP	Common stock	50,738	50,338
YAKULT HONSHA CO	Common stock	14,223	14,155
YAMADA DENKI CO LTD	Common stock	50,515	50,640
YAMANA GOLD INC	Common stock	17,852	17,936
YAMATO KOGYO CO	Common stock	17,156	17,070
YOKOGAWA ELECTRIC	Common stock	28,835	28,123
1ST QUANTUM MINLS COM NPV	Common stock	11,834	12,347

SIGNATURES

   The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the NIKE, Inc., Retirement Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKE, Inc., 401(k) Savings and Profit Sharing Plan

Date; November 23, 2011	By:	/s/ Kelley Hall
Kelley Hall
Chairperson, NIKE, Inc. Retirement Committee

EXHIBIT INDEX

Exhibit No.               Description

23                    Consent of Independent Registered Public Accounting Firm